EXHIBIT 10.14

               AGREEMENT AND PLAN OF REORGANIZATION

                         TABLE OF CONTENTS





ARTICLE I.    EXCHANGE OF QTI COMMON STOCK FOR NEXTEL COMMON
       SHARES
       1.1    Exchange of Stock
       1.2    Certificates
       1.3    Adjustments

ARTICLE II.   EXCHANGE OF AMI-WEST COMMON STOCK FOR NEXTEL COMMON
       SHARES
       2.1    Creation of AMI-West
       2.2    Exchange of Stock
       2.3    Certificates
       2.4    Adjustments

ARTICLE III.  THE CLOSING
       3.1    Definition
       3.2    Acquisition of the SMR Assets
       3.3    Actions by Questar, AMI and the Individual
              Stockholders
       3.4    Actions by NEXTEL

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF QUESTAR
       4.1    Corporate Organization
       4.2    Subsidiaries
       4.3    Other Entities
       4.4    Capital Stock
       4.5    Options
       4.6    Compliance with Laws
       4.7    No Conflict
       4.8    Litigation
       4.9    Insurance
       4.10   Intellectual Property
       4.11   Capital Projects
       4.12   Financial Statements
       4.13   Liabilities
       4.14   Transactions Not in the Ordinary Course
       4.15   Changes in Conditions
       4.16   Taxes
       4.17   Accounts; Employees
       4.18   Real Estate
       4.19   Title to Properties
       4.20   Contracts
       4.21   Corporate Authorization
       4.22   Brokers
       4.23   Employee Benefit Matters
       4.24   Materially Correct
       4.25   Regulatory Matters

ARTICLE V.    REPRESENTATIONS AND WARRANTIES OF AMI
       5.1    Corporate Organization
       5.2    Subsidiaries
       5.3    Other Entities
       5.4    Capital Stock
       5.5    Options
       5.6    Compliance with Laws
       5.7    No Conflict
       5.8    Litigation
       5.9    Insurance
       5.10   Intellectual Property
       5.11   Capital Projects
       5.12   Financial Statements
       5.13   Liabilities
       5.14   Transactions Not in the Ordinary Course
       5.15   Changes in Conditions
       5.16   Taxes
       5.17   Accounts; Employees
       5.18   Real Estate
       5.19   Title to Properties
       5.20   Contracts
       5.21   Corporate Authorization
       5.22   Brokers
       5.23   Employee Benefit Matters
       5.24   Materially Correct
       5.25   Regulatory Matters
ARTICLE VI.   REPRESENTATIONS AND WARRANTIES OF NEXTEL
       6.1    Corporate Organization
       6.2    Corporate Authorization
       6.3    Common Stock; Registration
       6.4    No Conflict
       6.5    Compliance with Laws
       6.6    Title to Properties
       6.7    Litigation
       6.8    Financial Statements
       6.9    Taxes
       6.10   Information
       6.11   Information in Registration Statement
       6.12   Absence of Undisclosed Liabilities

ARTICLE VII.  COVENANTS OF QUESTAR AND AMI
       7.1    Covenants of Questar
       7.2    Covenants of AMI
       7.3    Tax Provisions

ARTICLE VIII. COVENANTS OF NEXTEL
       8.1    NEXTEL Common Shares
       8.2    Name Change
       8.3    Antitrust Filing
       8.4    Registration Statement
       8.5    NASDAQ Listing
       8.6    Information Update
       8.7    Employees
       8.8    Roaming Exclusivity
       8.9    Tax Provisions
       8.10   Securities Laws Acknowledgment
       8.11   Best Efforts

ARTICLE IX.   ADDITIONAL COVENANTS
       9.1    Cooperation
       9.2    Confidentiality
       9.3    Trading Prohibitions
       9.4    Non-Competition
       9.5    General Indemnity; Non-Survival of
              Representations
       9.6    Tax Indemnity
       9.7    Digital Mobile System
       9.8    Structural Modifications
       9.9    Significant Transactions
       9.10   Offer to Comcast
       9.11   Consolidated Group Matters

ARTICLE X.    CONDITIONS TO OBLIGATIONS
       10.1 Conditions to Obligations of NEXTEL, Questar and AMI
       10.2   Conditions to Obligations of NEXTEL
       10.3 Conditions to the Obligations of Questar and AMI

ARTICLE XI.   TERMINATION/EFFECTIVENESS
       11.1   Termination
       11.2   Effect

ARTICLE XII.  MISCELLANEOUS
       12.1   Amendments
       12.2   Waivers
       12.3   Assignments
       12.4   Notices
       12.5   Severability
       12.6   Rights and Remedies
       12.7   Expenses
       12.8   Captions
       12.9   Counterparts
       12.10  Entire Agreement
       12.11  Governing Law
       12.12  Annexes and Schedules
       12.13  Publicity
       12.14  No Existing Disputes

          Annexes to Agreement and Plan of Reorganization


Annex A       FCC SMR Licenses
Annex A-1     Channel Targets
Annex A-2     Core Channels
Annex B       Excluded Assets
Annex C       Financial Statements of QTI and AMI-West
Annex D       Piggyback Registration Rights
Annex E       [Intentionally Omitted]
Annex F       Individuals to Receive Employment or Consulting
              Agreements
Annex G       [Intentionally Omitted]
Annex H-1     Form of Opinions of Counsel for Questar and AMI
Annex H-2     Form of Opinions of FCC Counsel for Questar and AMI
Annex I       Agreement with Respect to Tax Matters
Annex J       Release
Annex K       Approved Prepaid Items
Annex L       Opinion of Jones, Day, Reavis & Pogue



         Schedules to Agreement and Plan of Reorganization
       (These schedules have been omitted from this filing)

Questar


Schedule 3.2      SMR Assets
Schedule 4.1(b)   States of Foreign Qualification of QTI
Schedule 4.2      Matters Relating to Comqor
Schedule 4.3      Interests in Other Entities
Schedule 4.6      Compliance with Laws
Schedule 4.7      Conflicts
Schedule 4.8      Litigation
Schedule 4.9      Insurance
Schedule 4.10     Intellectual Property
Schedule 4.11     Capital Projects
Schedule 4.14     Transactions Not in the Ordinary Course
Schedule 4.16     Taxes
Schedule 4.17     Bank Accounts/Employees
Schedule 4.18     Real Estate
Schedule 4.19     Title to Properties
Schedule 4.20     Contracts
Schedule 4.23     Employee Benefit Matters
Schedule 4.24     Materially Correct Information Furnished by
                  Representatives
Schedule 4.25     Regulatory Matters
Schedule 7.1(a)   Conduct of Business

AMI

Schedule 3.2      SMR Assets
Schedule 5.1(b)   States of Foreign Qualification of AMI-West
Schedule 5.2      Matters Relating to Comqor
Schedule 5.3      Interests in Other Entities
Schedule 5.4      Capital Stock
Schedule 5.6      Compliance with Laws
Schedule 5.7      Conflicts
Schedule 5.8      Litigation
Schedule 5.9      Insurance
Schedule 5.10     Intellectual Property
Schedule 5.11     Capital Projects
Schedule 5.14     Transactions Not in the Ordinary Course
Schedule 5.16     Taxes
Schedule 5.17     Bank Accounts/Employees
Schedule 5.18     Real Estate
Schedule 5.19     Title to Properties
Schedule 5.20     Contracts
Schedule 5.23     Employee Benefit Matters
Schedule 5.24     Materially Correct Information Furnished by
                  Representatives
Schedule 5.25     Regulatory Matters

NEXTEL

Schedule 3.4      NEXTEL Common Shares Delivered at the Closing
Schedule 6.1      States of Foreign Qualification of NEXTEL
Schedule 6.4      Conflicts
Schedule 6.5      Compliance with Laws
Schedule 6.7      Litigation
Schedule 6.9      Taxes
Schedule 6.12     Undisclosed Liabilities



               AGREEMENT AND PLAN OF REORGANIZATION


          This Agreement and Plan of Reorganization, dated as of April 29, 1994 (this "Agreement"), is by and among NEXTEL COMMUNICATIONS, INC., a Delaware corporation ("NEXTEL"), QUESTAR CORPORATION, a Utah corporation ("Questar"), ADVANCED MOBILECOMM, INC., a Massachusetts corporation ("AMI"), and Robert C. Mearns and Francis G. Fuson (the "Individual Stockholders").

                      PLAN OF REORGANIZATION
           NEXTEL, Questar, AMI and the Individual Stockholders intend to enter into related transactions that will be recognized as tax-free plans of reorganization under the provisions of the Internal Revenue Code of 1986, as amended (the "Code").
           A. The plans of reorganization will comprise the acquisition by NEXTEL of all the specialized mobile radio ("SMR") businesses, and all assets employed in such businesses (collectively, the "SMR Assets"), of Questar Telecom, Inc., a Utah corporation ("QTI"), Advanced MobileComm West, Inc., a Massachusetts corporation ("AMI-West"), and ComQor, Inc., a Delaware corporation ("Comqor").
           B. QTI is a wholly owned subsidiary of Questar. AMI-West is a 95.6% majority-owned subsidiary of AMI. The Individual Stockholders are the owners of the remaining 4.4% equity interest in AMI-West. QTI and AMI-West are the sole stockholders of Comqor.
           C. The SMR Assets to be acquired by NEXTEL will include all SMR frequencies and related Federal Communications Commission ("FCC") SMR licenses listed in Annex A to this Agreement (previously delivered to all parties hereto), as well as the related physical assets of the relevant SMR systems (including all repeater and ancillary equipment and real property) and the related intangible assets of the relevant SMR systems (including all customer lists, trademarks and/or trade names and contract rights).
           D. The acquisition of the SMR Assets by NEXTEL will be effected by related share exchange transactions (the "Share Exchanges") pursuant to which Questar, AMI and the Individual Stockholders will exchange their respective shareholdings in QTI and AMI-West solely for NEXTEL Class A Common Stock, par value $.001 per share ("NEXTEL Common Shares"). As a result of the Share Exchanges, QTI and AMI-West will become wholly owned subsidiaries of NEXTEL, and Comqor will become a wholly owned indirect subsidiary of NEXTEL.
           E. Immediately after the consummation of the Share Exchanges, NEXTEL will cause QTI to change its name to a name that does not include the word "Questar."

                             AGREEMENT
           In order to consummate the Share Exchanges, and in consideration of the premises and the mutual agreements contained in this Agreement, NEXTEL, Questar, AMI and the Individual
Stockholders hereby agree as follows:
           ARTICLE I.  EXCHANGE OF QTI COMMON STOCK
                       FOR NEXTEL COMMON SHARES

           1.1 Exchange of Stock. Upon and subject to the terms and conditions set forth herein, (a) Questar shall transfer, assign, convey and deliver, at the Closing (as defined in Article III hereof), all of the issued and outstanding shares of QTI Common Stock, par value $1.00 per share ("QTI Common Stock"), to NEXTEL; and (b) NEXTEL shall issue and deliver thereat in exchange therefor NEXTEL Common Shares on the basis of 3,886 NEXTEL Common Shares for each share of QTI Common Stock (the "QTI Exchange Ratio"), but subject to the adjustments, if applicable, provided for in Sections 1.3 and 10.2(e) hereof, except that no fractional NEXTEL Common Share or certificate or scrip therefor shall be issued as a result of the exchange of any shares of QTI Common Stock for NEXTEL Common Shares. The exchange transaction described in this Section 1.1 is referred to herein as the "QTI Share Exchange."
           1.2 Certificates. At the Closing, Questar, as the sole holder of an outstanding certificate or certificates representing shares of QTI Common Stock, shall surrender the same to NEXTEL and shall receive in exchange therefor certificates representing the number of whole NEXTEL Common Shares into which Questar's shares of QTI Common Stock shall be exchangeable in accordance with the QTI Exchange Ratio.
           1.3 Adjustments. The QTI Exchange Ratio is based on the following information provided by Questar to NEXTEL: (a) on the date hereof, there are 1,000 issued and outstanding shares of QTI Common Stock, all of which are held of record and beneficially by Questar; (b) at the Closing, there shall be issued and outstanding exactly 1,000 shares of QTI Common Stock, all of which shall be held of record and beneficially by Questar; and (c) assuming all such shares of QTI Common Stock will be delivered to NEXTEL by reason of the QTI Share Exchange, the QTI Share Exchange will result in the delivery of exactly 3,886,000 NEXTEL Common Shares to Questar. Except pursuant to adjustments made in accordance with the following sentence and the provisions of Section 10.2(e), in no event shall NEXTEL be required to deliver other than 3,886,000 NEXTEL Common Shares in the QTI Share Exchange. NEXTEL and Questar agree that, in the event prior to the Closing of any recapitalization of NEXTEL in the nature of stock splits, combinations, share dividends or similar changes in NEXTEL's capitalization, then appropriate adjustments shall be made to the QTI Exchange Ratio so as to reflect treatment designed to place each of NEXTEL and Questar in the same posture as if the Closing had occurred immediately prior to the occurrence of the event giving rise to such adjustment.

           ARTICLE II.  EXCHANGE OF AMI-WEST COMMON STOCK
                        FOR NEXTEL COMMON SHARES
           2.1 Creation of AMI-West. (a) In contemplation of the Share Exchanges, AMI and the Individual Stockholders have caused the following series of transactions to occur:
                (i)  AMI owned 100% of the shareholdings of
Advanced MobileComm of Southern California, Inc., a Massachusetts corporation ("AMI-SC"), and 100% of the shareholdings of Advanced MobileComm of Colorado, Inc., a Massachusetts corporation ("AMI-Denver"). AMI owned 90% and the Individual Stockholders owned 10% of the shareholdings of Advanced MobileComm of Nevada, Inc., a Massachusetts corporation ("AMI-NV"). AMI has caused all of the shares of AMI-SC to be transferred to AMI-NV for adequate consideration and has further caused the dissolution and complete liquidation of AMI-SC. AMI has caused all of the shares of AMI-Denver to be transferred to AMI-NV for adequate consideration and has further caused the dissolution and complete liquidation of AMI-Denver.
                (ii) As a result of the foregoing transactions, AMI-NV became the owner of all of the assets and liabilities formerly owned by AMI-SC and AMI-Denver, including, without limitation, those assets involving all SMR frequencies and related FCC SMR licenses, physical assets and intangible assets of the SMR systems formerly operated by AMI-SC in and around the San Diego, California metropolitan area and by AMI-Denver in and around the Denver, Colorado metropolitan area.
                (iii) AMI and the Individual Stockholders have caused certain assets of AMI-NV, listed in Annex B to this Agreement (previously delivered to all parties hereto), to be transferred, prior to the execution and delivery of this Agreement, from AMI-NV to a subsidiary of AMI or to AMI itself, with the result that such assets shall not be acquired by NEXTEL by reason of the Share Exchanges.
           (b) AMI and the Individual Stockholders have caused AMI-NV to change its name to AMI-West. As used in this Agreement, the name "AMI-West" shall include, for all purposes, AM-SC, AMI-Denver and AMI-NV.
           2.2 Exchange of Stock. Upon and subject to the terms and conditions set forth herein, (a) AMI and the Individual Stockholders shall transfer, assign, convey and deliver, at the Closing, all of the issued and outstanding shares of AMI-West Common Stock, without par value ("AMI-West Common Stock"), to NEXTEL; and (b) NEXTEL shall issue and deliver thereat in exchange therefor NEXTEL Common Shares on the basis of 66.88 NEXTEL Common Shares for each share of AMI-West Common Stock (the "AMI-West Exchange Ratio"), but subject to the adjustments, if applicable, provided for in Sections 2.4 and 10.2(e) hereof, except that no fractional NEXTEL Common Share or certificate or scrip therefor shall be issued as a result of the exchange of any shares of AMI-West Common Stock for NEXTEL Common Shares. The exchange transaction described in this Section 2.2 is referred to herein as the "AMI-West Share Exchange."
           2.3 Certificates. At the Closing, AMI and the Individual Stockholders, as the sole holders of outstanding certificates representing shares of AMI-West Common Stock, shall surrender the same to NEXTEL and shall receive in exchange therefor certificates representing the number of whole NEXTEL Common Shares into which their shares of AMI-West Common Stock shall be exchangeable in accordance with the AMI-West Exchange Ratio.
           2.4 Adjustments. The AMI-West Exchange Ratio is based on the following information provided by AMI and the Individual Stockholders to NEXTEL: (a) on the date hereof, there are 28,618.42 issued and outstanding shares of AMI-West Common Stock, 27,368.42 of which are held of record and beneficially by AMI, 625 of which are held of record and beneficially by Robert
C. Mearns, and 625 of which are held of record and beneficially by Francis G. Fuson; (b) at the Closing, there shall be issued and outstanding exactly 28,618.42 shares of AMI-West Common Stock, 27,368.42 of which shall be held of record and beneficially by AMI, 625 of which shall be held of record and beneficially by Robert C. Mearns, and 625 of which shall be held of record and beneficially by Francis G. Fuson; and (c) assuming all such shares of AMI-West Common Stock will be delivered to NEXTEL by reason of the AMI-West Share Exchange, the AMI-West Share Exchange will result in the delivery of exactly 1,914,000 NEXTEL Common Shares to AMI and the Individual Stockholders (1,830,400 to AMI, 41,800 to Robert C. Mearns and 41,800 to Francis G. Fuson). Except pursuant to adjustments made in accordance with the following sentence and the provisions of
Section 10.2(e), in no event shall NEXTEL be required to deliver other than 1,914,000 NEXTEL Common Shares in the AMI-West Share Exchange. NEXTEL, AMI and the Individual Stockholders agree that, in the event prior to the Closing of any recapitalization of NEXTEL in the nature of stock splits, combinations, share dividends or similar changes in NEXTEL's capitalization, then appropriate adjustments shall be made to the AMI-West Exchange Ratio so as to reflect treatment designed to place each of NEXTEL, AMI and the Individual Stockholders in the same posture as if the Closing had occurred immediately prior to the occurrence of the event giving rise to such adjustment.

                     ARTICLE III.  THE CLOSING

           3.1 Definition. The "Closing" shall mean the time at which (a) Questar effects the transfer of QTI Common Stock solely in exchange for NEXTEL Common Shares by deliveries in the manner contemplated by Section 3.3(a) hereof, after satisfaction (or duly executed waiver) of the conditions set forth in this Agreement; and (b) AMI and the Individual Stockholders effect the transfer of AMI-West Common Stock solely in exchange for NEXTEL Common Shares by deliveries in the manner contemplated by Section 3.3(b) hereof, after satisfaction (or duly executed waiver) of the conditions set forth in this Agreement. The Closing shall take place at the date, time and location reasonably determined by NEXTEL after consultation with Questar and AMI, and such date, time and location shall be confirmed in writing by such parties and the Individual Stockholders not less than 15 days prior to the scheduled date of the Closing. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.
           3.2 Acquisition of the SMR Assets. At the Closing, the SMR Assets (being the SMR Assets held by QTI, AMI-West and Comqor as of the date hereof and set forth in a Schedule that refers to this Section), which are the only properties and assets used in the businesses of QTI, AMI-West and Comqor (except as otherwise set forth in one of the Schedules to this Agreement), shall be acquired by NEXTEL pursuant to the Share Exchanges free from any liens, encumbrances, obligations, liabilities or adverse claims of any kind except as provided in this Agreement or as reflected in one of the Schedules to this Agreement (in the form such Schedules were first delivered and attached to this Agreement on the date hereof).
           3.3 Actions by Questar, AMI and the Individual Stockholders. At the Closing, in addition to such other action as may be provided for herein:
           (a)  Questar shall deliver to NEXTEL:
                (i) Certificates representing all issued and outstanding shares of QTI Common Stock, duly endorsed (or accompanied by appropriate stock powers properly endorsed) in blank for transfer, together with such supporting documents as may in the opinion of NEXTEL be necessary to permit NEXTEL to acquire such shares free of any adverse claim; and
                (ii) Such other certificates, opinions (which, except for opinions as to FCC licenses and FCC compliance matters, may be opinions of internal counsel to Questar), documents and instruments as may be required by this Agreement.
           (b) AMI and the Individual Stockholders shall deliver to NEXTEL:
                (i) Certificates representing all issued and outstanding shares of AMI-West Common Stock, duly endorsed (or accompanied by appropriate stock powers properly endorsed) in blank for transfer, together with such supporting documents as may in the opinion of NEXTEL be necessary to permit NEXTEL to acquire such shares free of any adverse claim; and
                (ii) Such other certificates, opinions (which, except for opinions as to FCC licenses and FCC compliance matters, may be opinions of internal counsel to AMI), documents and instruments as may be required by this Agreement.
           3.4 Actions by NEXTEL. At the Closing, in addition to such other action as may be provided for herein:
           (a) NEXTEL shall deliver to each of Questar, AMI and the Individual Stockholders a certificate in the appropriate name representing the number of NEXTEL Common Shares (as calculated in accordance with the QTI Exchange Ratio or the AMI-West Exchange Ratio, as the case may be) indicated opposite its or his name as set forth in a Schedule that refers to this Section, previously delivered by NEXTEL to each of them (subject only to the adjustment provisions contained in Sections 1.3, 2.4 and 10.2(e) of this Agreement); and
           (b) Such other certificates, opinions, documents and instruments as may be required by this Agreement.

           ARTICLE IV.   REPRESENTATIONS AND WARRANTIES
                          OF QUESTAR
           Questar represents and warrants to NEXTEL that:
           4.1  Corporate Organization.
           (a) Questar has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Utah.
           (b) QTI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Utah and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted, except where the failure to do so would not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of QTI or would impair the ability of Questar or QTI to perform in any material respect their respective obligations under this Agreement or any of the other documents or instruments to which either of them is a party in connection with the transactions contemplated herein (such an effect and/or impairment referred to herein as a "Material Adverse Effect on QTI"). The copies of the Certificate of Incorporation of QTI, certified by the Secretary of State of the State of Utah, and its By-Laws, certified by the Secretary of QTI, previously delivered by Questar to NEXTEL, are true, correct and complete. Except as set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, QTI is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions where it conducts business activities, owns or leases properties or assets or employs persons acting on its behalf, in any of the foregoing cases, on a more than incidental or nominal basis (which jurisdictions are identified on such Schedule) in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified (except where the failure to be so licensed or qualified would not have a Material Adverse Effect on QTI).
           4.2 Subsidiaries. QTI has no direct or indirect subsidiaries other than Comqor. QTI and AMI-West are the sole stockholders of Comqor. Set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, is a description of the capitalization of Comqor and QTI's ownership interest in Comqor, and a description of the properties and assets owned or leased by Comqor and the liabilities and obligations, contingent or otherwise, of Comqor. Except as set forth on such Schedule, Comqor has not conducted any business other than in connection with its organization and capitalization.
           4.3 Other Entities. Except as set forth on a Schedule that refers to this Section and except for its investment in Comqor and any management agreements (provided that all such management agreements are listed on one of the Schedules to this Agreement), QTI does not own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.
           4.4 Capital Stock. The authorized capital stock of QTI consists solely of 1,000,000 shares of QTI Common Stock, 1,000 of which are issued and outstanding and none of which are held in QTI's treasury. All outstanding shares of QTI Common Stock were issued in compliance with all applicable laws and regulations. QTI is a wholly owned subsidiary of Questar. All of the issued and outstanding shares of QTI Common Stock are, as of the date of this Agreement, and will be as of the Closing,
(a) owned, of record and beneficially, by Questar free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind, and (b) duly authorized, validly issued, fully paid and nonassessable.
           4.5 Options. No options to purchase shares of QTI Common Stock have been granted. There are no commitments or obligations of QTI, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of QTI Common Stock or other securities of QTI.
           4.6 Compliance with Laws. Except as set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, QTI is not currently in violation of any statute, law or regulation applicable to any of its presently or formerly owned properties or to the conduct of its current or past businesses. Neither QTI, nor Questar with respect to QTI, has received any notice from any governmental agency or private or public entity advising QTI (or Questar with respect to QTI) that it is potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances, Pollutants or Contaminants (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended). QTI has not, and, to the knowledge of Questar and QTI, no other person has, buried, dumped or otherwise disposed of any chemical substances, including any Hazardous Substances, Pollutants or Contaminants on, beneath or about any of the properties of QTI or (as to QTI) on, beneath or about any other property. QTI has not, and, to the knowledge of Questar and QTI, none of QTI's licensees with respect to SMR licenses held by QTI has, received written notice of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of its or their businesses, nor are Questar and QTI aware of any such violation. Questar has listed in a Schedule that refers to this Section all environmental reports known to Questar or QTI relating to any owned or leased real property of QTI and has previously delivered to NEXTEL a true, correct and complete copy of each report so listed.
           4.7 No Conflict. Except as set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, the execution and delivery of this Agreement by Questar and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Certificate of Incorporation or By-Laws of Questar and QTI, or any agreement, indenture or other instrument to which Questar or QTI is a party or by which Questar or QTI may be bound, or of any order, judgment or decree applicable to either of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Questar or QTI under any agreement to which either of them is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a lien, charge or encumbrance.
           4.8 Litigation. Except as set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, there are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the knowledge of Questar and QTI, threatened against or specifically affecting QTI or involving any of its properties or assets, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body. Except as set forth in such Schedule and except for orders or decrees of general application, QTI is not subject to or in default under any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.
           4.9 Insurance. The managements of Questar and QTI reasonably believe that QTI (or, as appropriate, Questar in respect of QTI) currently maintains in full force insurance policies, issued by reputable and sound insurers, providing insurance coverage for QTI and its properties and business against such losses and risk as are normally maintained by similarly situated businesses in QTI's industry. Set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, is a list of all insurance policies held by QTI (or, as appropriate, by Questar in respect of QTI) indicating the insurer, type, amount and term of coverage, deductible and additional named insureds with respect to each such policy. Except as set forth in such Schedule, all of these policies are in full force and effect and all premiums due thereon have been paid or accrued and there are no retroactive experience-based premium adjustment features in any policy. Also set forth in such Schedule is a description of all claims (including amounts) currently pending under such insurance policies. Except as set forth in such Schedule, all such insurance coverage will cease upon the Closing as it relates to QTI.
           4.10 Intellectual Property. Except as set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL:
           (a) There are no patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing; copyrights or copyright registrations; or any licenses to or from third parties with respect to any of the foregoing (including, without limiting the generality of the foregoing, all computer software, data and documentation) relating to QTI's business as now conducted or as presently proposed to be conducted.
           (b) QTI owns and possesses all right, title and interest in and to the proprietary rights set forth in such Schedule (except where the failure to have such right would not have a Material Adverse Effect on QTI), and no claims by any third party contesting the validity, enforceability, use or ownership of any proprietary rights set forth in such Schedule has been made, is currently outstanding or, to the knowledge of Questar or QTI, has been threatened.
           (c)  QTI has not received any notices of any
infringement or misappropriation by, or conflict with, any third party with respect to the proprietary rights set forth in such Schedule.
           (d) QTI has not knowingly infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties, and Questar and QTI are not aware of any infringement, misappropriation or conflict which has occurred as a result of the operation of QTI's business as now conducted.
           (e) Such Schedule describes all proprietary rights which have been licensed to third parties and those proprietary rights which are licensed from third parties (except those licensed from third parties which are not material to the operation of QTI's business as now conducted).
           4.11 Capital Projects. Set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, is a description of all capital projects currently committed for or authorized by QTI for (a) SMR systems, (b) Digital Mobile System planning and engineering for the Nevada and California markets, and (c) all other capital projects involving the expenditure of more than $50,000 in any particular case or more than $200,000 in the aggregate.
           4.12 Financial Statements. Set forth in Annex C to this Agreement (previously delivered to all parties hereto) are the following financial statements of QTI (including any footnotes thereto), all of which are true, correct and complete, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and present fairly the financial position of QTI, at the dates stated in such financial statements and the results of its operations for the periods stated therein:
           (a)  Balance Sheets at December 31, 1992 and
September 30, 1993, which have been audited by Ernst & Young;
           (b) Statements of Operations for the years ended December 31, 1991 and 1992 and the nine-month period ended September 30, 1993, which have been audited by Ernst & Young;
           (c) Statements of Shareholders' Equity for the years ended December 31, 1991 and 1992 and the nine-month period ended September 30, 1993, which have been audited by Ernst & Young; and
           (d) Statements of Cash Flows for the years ended December 31, 1991 and 1992 and the nine-month period ended September 30, 1993, which have been audited by Ernst & Young.
           4.13 Liabilities. QTI does not have, and the managements of Questar and QTI are not aware of any facts or circumstances that are reasonably likely to result in, any liability or obligation, secured or unsecured (whether accrued, absolute, known, unknown, contingent or otherwise), except:
           (a) As and to the extent liabilities or obligations are included in line items on QTI's Balance Sheet at September 30, 1993;
           (b) Those respective liabilities or obligations reflected in any Schedule to this Agreement previously delivered by Questar to NEXTEL, but if any such liability or obligation was not incurred in the ordinary course of business, the relevant
Schedule item(s) will include a description of the type of liability or obligation represented by such item(s), together with a fixed or an estimated dollar amount of such liability or obligation; and
           (c) Those liabilities or obligations incurred since September 30, 1993 which constitute (i) any trade payables and accrued expenses incurred in the ordinary course of business that are not overdue ("Current Payables"), (ii) any liens securing any Current Payables, (iii) any liens or encumbrances connected with operating leases entered into in the ordinary course of business,
(iv) any non-material liens or encumbrances on any of the SMR Assets not securing any indebtedness, and (v) any liens or encumbrances agreed to in writing by NEXTEL.
           4.14 Transactions Not in the Ordinary Course. Except as set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, from September 30, 1993 to the date hereof, Questar has caused QTI to conduct its SMR business operations in the ordinary course consistent with past practice and, without limiting the generality of the foregoing, QTI has not: (a) sold, transferred or assigned any SMR frequency or related FCC SMR license; (b) disposed of or contracted to dispose of any property or other assets, voluntarily incurred any absolute or contingent debt obligation or engaged in any activity or transaction except, in each case, in the ordinary course of business; (c) borrowed any money, except in the ordinary course of business under currently existing lines of credit or from affiliates; (d) declared or paid any dividend; (e) purchased or redeemed any shares, notes or other securities or made any other distribution to stockholders;
(f) increased the rate of remuneration to any of its directors, officers, employees or other representatives, or agreed to do so, other than increases in the ordinary course of business consistent with past practice; (g) adopted any new or amended any existing employee benefit plan; (h) formed or caused to be formed any subsidiary; (i) issued, sold, distributed or disposed of any shares, notes or other securities of QTI or committed itself to do so; or (j) instituted new or changed inventory management or accounts receivable collection practices or procedures different from those employed consistent with past practice.
           4.15 Changes in Conditions. Since September 30, 1993, there has not been any material adverse change in the financial condition, results of operations, business, assets or properties of QTI, taken as a whole, and there has not been any occurrence, circumstance or combination thereof which is reasonably likely to result in any such material adverse change before or after the Closing, except for events relating generally to the SMR industry.
           4.16 Taxes. QTI has been included in a consolidated Federal income tax return filed by Questar. QTI, or Questar on its behalf, has accurately prepared in good faith, and has duly and timely filed with all appropriate Federal, foreign, state and local governmental agencies, all tax returns and reports required to be filed by it (other than returns that would not have a Material Adverse Effect on QTI if not filed). Such returns accurately reflect all payments and distributions made by QTI to Questar or any of Questar's affiliates and required to be reflected on such returns. Except as set forth in a Schedule that refers to this Section (previously delivered by Questar to NEXTEL), all taxes owed, or which may be claimed to be owed, to any governmental agency for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending at or before the Closing, and all interest, penalties, assessments and deficiencies connected therewith, have been or will be paid in full or provided for in full. Except as set forth in a Schedule that refers to this Section, neither QTI nor any affiliate of QTI has executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. Except as set forth in a Schedule that refers to this Section, QTI is not a party to any pending action or proceeding, and to the knowledge of Questar and QTI, no such action or proceeding is threatened, by any Federal, foreign, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality for the assessment or collection of taxes, and no deficiency notices or reports have been received by QTI in respect of any of its tax returns.
           4.17 Accounts; Employees. Set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, is a list of (a) all banks in which QTI has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (b) the current fixed annual rate of compensation (plus total cash compensation broken down between fixed and bonus components for calendar year 1993) as of the date such list is provided for each of the employees of QTI for the current fiscal year and a summary of the basis on which each such person is compensated if such basis is other than exclusively a fixed salary rate; and (c) the names of all persons holding powers of attorney from QTI and a summary statement of the terms thereof.
           4.18 Real Estate. Neither Questar nor QTI owns any real estate that is used or held for use in the business of QTI as now conducted. Set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, is a list describing all real estate options and leaseholds held by QTI. Except as set forth in such Schedule, QTI has good leasehold interests in all of its leaseholds, which interests will not be materially and adversely affected by the transactions contemplated hereby, and each lease with an initial term of more than one year is, to the knowledge of Questar and QTI, enforceable against the lessor thereunder and QTI enjoys quiet possession of all leaseholds.
           4.19 Title to Properties. QTI has good title to all of its properties and assets, tangible and intangible (including, without limitation, those properties and assets reflected in QTI's Balance Sheet at September 30, 1993, except as disposed of in the ordinary course of business since September 30, 1993, and all those other specific items of properties and assets not so reflected or disposed of as set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL) as may be requisite to the conduct of its business in substantially the same manner as heretofore, and there is no title defect in any of such properties or assets which is reasonably likely to have at any time a Material Adverse Effect on QTI. Notwithstanding the foregoing, none of such properties or assets is subject to any lien or encumbrance other than (a) purchase money security interests incurred in the ordinary course of business in arm's-length transactions with non-affiliates (and with respect to which security interests QTI is not in default) and any lien for current taxes not delinquent; (b) arising by virtue of the leases referred to in Section 4.18 of this Agreement; (c) referred to in the financial statements (or the footnotes thereto) described in Section 4.12 of this Agreement; or (d) such other encumbrances as are not material in character, amount or extent, and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby or otherwise materially impair the business operations of QTI, taken as a whole.
           4.20 Contracts. Except as set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, QTI is not in default in any respect under the terms of any contracts, agreements or commitments, written or oral to which it is a party or by which it or any of its properties is subject or bound. Except as set forth in such Schedule or in any other Schedule previously delivered by Questar to NEXTEL referring to any other Section of this Agreement, QTI (and any of its properties) will not at the time such Schedule is delivered be a party to or be bound by any (a) agreement or other arrangement not made in the ordinary course of business;
(b) employment or consulting contract or contract with any labor union; (c) employee bonus, pension, profit-sharing, retirement, stock purchase or other benefit or welfare plan or agreement;
(d) contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $50,000 per annum; (e) indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, QTI; (f) license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; (g) loan to officers, directors or employees of QTI, all of which loans will be repaid in full by the Closing; or (h) agreement relating to any direct or indirect acquisition of SMR Licenses (as defined in Section 4.25 hereof) in the case of any of the foregoing, whether written or oral (and, in the case of oral commitments, with Questar providing an accurate written summary of all material terms thereof to NEXTEL). Except as set forth in such Schedule, QTI is not in default under the terms of any agreements, contracts or commitments described in subsections (a) through (h) of this Section.
           4.21  Corporate Authorization.
           Questar has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by Questar have been duly authorized by Questar, and upon the execution and delivery hereof by Questar, this Agreement will constitute the valid and legally binding obligations of Questar, enforceable against Questar in accordance with its terms.
           4.22 Brokers. Except for Wertheim Schroder & Co. Incorporated (whose fees and expenses are and will be the sole and exclusive responsibility of Questar and/or AMI), Questar and QTI have not directly or indirectly dealt with anyone acting in the capacity of a finder or broker and have not incurred and will not incur any obligation for any finder's or broker's fee or commission in connection with this Agreement or the QTI Share Exchange.
           4.23  Employee Benefit Matters.
           (a) Set forth in a Schedule that refers to this Section, previously delivered by Questar to NEXTEL, is a true, complete and correct list of all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance and other employee benefit plans, arrangements, agreements and practices which relate to employee benefits and which constitute a material cost to QTI currently maintained or contributed to by QTI, or to which QTI currently is obligated to contribute, relating to present or former employees, directors, officers, stockholders or consultants of QTI (collectively, "QTI Employee Plans"). Except as set forth in such Schedule, to the knowledge of Questar and QTI, QTI has no material liability with respect to any plans, arrangements or practices of the type described in the preceding sentence previously maintained or contributed to by QTI, or to which QTI previously had an obligation to contribute.
           (b) Questar previously has delivered to NEXTEL true, complete and correct copies of each of the QTI Employee Plans, including all amendments thereto, and any other documents or other instruments relating thereto reasonably requested by NEXTEL.
           (c) All QTI Employee Plans are being, and have been, maintained, operated and administered in all material respects in accordance with their respective terms and in compliance with all applicable laws.
           (d) QTI has not within the past six years had an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No QTI Employee Plan is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code. Other than Questar (or any of the subsidiaries of Questar), no other trade or business is or, at any time within the past six years, has been treated, together with QTI, as a single employer under
Section 414 of the Code or Section 4001 of ERISA. QTI has no liability imposed by statute on entities under common control with other entities with respect to any employee benefit plans (as defined in Section 3(3) of ERISA) or group health plans (as defined in Section 5000(b)(1) of the Code) of Questar. The consummation of the transactions contemplated by this Agreement will not constitute a "reportable event" under Section 4043 of ERISA or result in a "withdrawal" from a multiemployer plan under
Section 4203 or 4205 of ERISA.
           (e) Each QTI Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service ("IRS") to be so qualified, or if not so qualified each such plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by applicable law, and each trust created thereunder which is intended to be exempt from Federal income tax under the provisions of Section 501(a) of the Code has been determined by the IRS to be so exempt and no fact or event has occurred since the date of such determination by the IRS to adversely effect the qualified status of any such QTI Employee Plan or the exempt status of any such trust.
           (f) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the QTI Employee Plans that could result in QTI becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax, penalty or other liability under ERISA or the Code.
           (g) Except as set forth in a Schedule that refers to this Section, there are no actions or claims pending or, to the knowledge of Questar and QTI, threatened, with respect to any QTI Employee Plan (other than routine claims for benefits), and there are no investigations or audits of any QTI Employee Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability of QTI that has not been fully discharged.
           (h) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any QTI Employee Plan have been made on or before their due date. With respect to any insurance policy providing funding for benefits under any QTI Employee Plan, (x) there is no material liability of QTI, in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (y) to the knowledge of Questar and QTI, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent.
           (i) A Schedule that refers to this Section contains a separate identification of each QTI Employee Plan that provides benefits, including, without limitation, death or medical benefits, beyond termination of employment or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any qualified QTI Employee Plan, (iii) deferred compensation benefits fully reflected on QTI's Balance Sheet at September 30, 1993 or (iv) benefits, the full cost of which are borne by the employee (or the employee's beneficiary) (the "Post-Employment Benefits"). Such Balance Sheet accurately reflects the liabilities relating to the Post-Employment Benefits.
           (j) Except as set forth in a Schedule that refers to this Section, the execution, delivery and performance of this Agreement will not, solely in and of itself and without regard to any subsequent events, (i) constitute a stated triggering event under any QTI Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from QTI to any present or former officer, employee, director, stockholder or consultant (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any present or former officer, employee, director, stockholder or consultant of QTI.
           (k) Except as set forth in a Schedule that refers to this Section, QTI has not agreed or committed to make any amendments to any of the QTI Employee Plans not already embodied in the documents comprising any such QTI Employee Plan, other than any amendments required by law.
           (l) All contributions, transfers and payments by QTI in respect of any QTI Employee Plan have been or are fully deductible under the Code.
           (m) QTI's Balance Sheet at September 30, 1993 contains, and at and for the period ending on the Closing will contain, adequate accruals for (i) bonuses, sales commissions and vacation pay earned but not received as of such dates and
(ii) incurred or continuing but unpaid claims under QTI Employee Plans not funded by insurance.
           (n) Except as set forth in a Schedule that refers to this Section, no QTI Employee Plan provides benefits to any individual who is not a current or former employee, director or consultant of QTI, or the dependents or other beneficiaries of any such current or former employee, director or consultant.
           (o) Except as set forth in a Schedule that refers to this Section, no parachute payments within the meaning of
Section 280G of the Code will be made in connection with or as a result of the QTI Share Exchange.
           4.24  Materially Correct.  Reference is hereby made
(a) to the information about QTI furnished by Questar to NEXTEL as set forth in the Annexes and Schedules to this Agreement or as otherwise furnished to NEXTEL or to NEXTEL's representatives in writing by any of those officers or representatives of Questar or QTI listed in a Schedule that refers to this Section, (b) to the written information furnished to NEXTEL, by Questar and/or QTI for inclusion in the Registration Statement referred to in
Section 8.4(a) of this Agreement, and (c) to the information contained in each officer's certificate and other document furnished by Questar or QTI at the Closing (all such written information, taken as a whole, the "Questar Disclosure Information"). The Questar Disclosure Information (except for any forecasts or projections or forward-looking estimates or similar predictive information contained therein) so received on or prior to the date hereof by NEXTEL did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the Questar Disclosure Information in the light of the circumstances under which it was made, not misleading. The representation made in this Section shall also be deemed made anew by Questar and QTI to NEXTEL immediately prior to the Closing, but with reference to the Questar Disclosure Information received by NEXTEL prior to the Closing.
           4.25  Regulatory Matters.
           (a) Definitions. For purposes of this Section, the following terms shall have the indicated meanings:
           "FCC" shall mean the Federal Communications Commission or any successor thereto.
           "FCC License" shall mean any paging, mobile telephone, specialized mobile radio or other license, permit, consent, certificate of compliance, franchise, approval or authorization granted or issued by the FCC, including, without limitation, any of the foregoing authorizing the acquisition, construction or operation of an SMR System (as defined below), radio paging system or other radio communications system.
           "QTI Management Agreement" shall mean any management or other agreement (other than a loading agreement) pursuant to which QTI agrees to manage or to perform other services (other than loading) with respect to SMR Licenses held by another person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses or the right to purchase such SMR Licenses or any loading agreement pursuant to which QTI is loading SMR Licenses held by another person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses or the right to purchase such SMR Licenses.
           "SMR License" shall mean an FCC License authorizing the construction, ownership and operation of a specialized mobile radio system in the 800 or 900 MHz band issued pursuant to 47 CFR
Part 90 of the Rules and Regulations of the FCC.
           "SMR System" shall mean a specialized mobile radio system licensed under 47 CFR Part 90 of the Rules and Regulations of the FCC.
           "SMR Units" shall mean the number of mobile and control stations (within the meaning of 47 CFR Part 90 of the Rules and Regulations of the FCC) subscribing to SMR Systems licensed to or managed by QTI excluding, however, any such units which are subject to a Third-Party Management Agreement if the respective third party has a right to purchase the SMR Licenses which are subject to such Third-Party Management Agreement.
           "Third-Party Management Agreement" shall mean any management or other agreement (other than a loading agreement) pursuant to which a person (other than QTI) is managing SMR Licenses held by QTI or any loading agreement pursuant to which a person (other than QTI) is loading SMR Licenses held by QTI in exchange for the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses.
           (b) License Information. Questar has delivered to NEXTEL prior to the execution hereof a Schedule that refers to this Section which sets forth, as of the date hereof, a true and complete list of the following information for each SMR License and other FCC License issued to or operated by QTI:
                (i)  for all FCC Licenses (including all SMR
Licenses), the name of the licensee, the name of the seller(s), the call sign, the transmitter location (by site coordinates and city), the type of service (e.g., paging, SMR, etc.), the frequency or frequencies authorized, the license renewal date and operating entity;
                (ii) in the case of SMR Licenses, the number of channels authorized, the number of channels constructed whether the license is for a conventional or trunked SMR System for each such SMR License, the applicable loading date and whether the SMR License is managed by QTI pursuant to a QTI Management Agreement or by any other persons pursuant to a Third-Party Management Agreement;
                (iii) each holder of any such FCC License that is neither wholly owned by QTI nor owned entirely by unaffiliated persons and managed by QTI; and
                (iv)  for all FCC Licenses (including SMR
Licenses), whether such FCC Licenses are subject to rights of first refusal, options and other such rights or obligations in existence on the date hereof, including, without limitation, entitlements to acquire additional ownership interests, which may affect the ownership interests of QTI.
           (c) Condition of Systems. All of the properties, equipment and systems of QTI are, and, to the knowledge of Questar and QTI, all thereof to be acquired or added in connection with any contemplated system expansion or construction prior to the Closing will be, in good repair, working order and condition and are and will be in material compliance with all standards or rules imposed by any governmental agency or authority (including, without limitation, the FCC and (if applicable), any public utilities commission or other state or local governments or instrumentalities) or as imposed under any agreements with customers.
           (d) Fees; License Compliance. QTI has paid all franchise, license or other fees and charges which have become due in respect of its business and has made appropriate provision as is required by generally accepted accounting principles, consistently applied, for any such fees and charges which have accrued. Except as set forth in a Schedule that refers to this Section, QTI has duly secured, on the date hereof, all necessary permits, licenses, consents and authorizations from, and has filed all required registrations, applications, reports and other documents with, the FCC, and, if applicable, any public utilities commission and other entity exercising jurisdiction over the SMR businesses, radio paging businesses and other radio communications businesses of QTI or the construction or delivery systems therefor, as such businesses are currently conducted.
QTI holds the FCC Licenses specified on such Schedule and all such FCC Licenses are valid and in full force and effect without conditions except for such conditions as are stated on the FCC License or as are generally applicable to holders of FCC Licenses. Except as set forth in such Schedule, all loading requirements with respect to any SMR Licenses listed on such Schedule have been met and QTI has taken every reasonable action to cause the same to be loaded in compliance with FCC regulations. Except as set forth in such Schedule: to the knowledge of Questar and QTI, no event has occurred and is continuing which could (i) result in the revocation, termination or adverse modification of any FCC License listed on such Schedule or (ii) adversely affect any rights of QTI thereunder; Questar and QTI have no reason to believe and no knowledge that the SMR Licenses specified on such Schedule will not be renewed in the ordinary course; and QTI has sufficient time, materials, equipment, contract rights and other required resources to complete, in a timely fashion and in full, construction of all its respective SMR Systems, radio paging and other radio communications systems listed on such Schedule in compliance with all applicable technical standards and construction requirements and deadlines. Except as set forth in such Schedule, the current ownership and operation by QTI of such SMR Systems, radio paging and other radio communications systems comply with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC.
           (e) QTI Management Agreements. Set forth in a Schedule that refers to this Section is a complete and correct list of all QTI Management Agreements and Third-Party Management Agreements to which QTI is a party that correctly identifies the manager under each such agreement and the holder of the SMR Licenses which are the subject of such agreements, the transmitter locations (by address), and number of channels covered by such SMR Licenses, the term of such agreements, any options or calls (and the respective option or call prices) in favor of any party to such agreements to purchase or sell any interest in such SMR Licenses and the respective fees or revenues payable or receivable under any such agreements. To the knowledge of Questar and QTI, the terms of all such QTI Management Agreements and Third-Party Management Agreements and the operation of each SMR System pursuant thereto comply with the Communications Act of 1934, as amended, and all applicable rules, regulations and policies of the FCC. Other than those channels identified as subject to Third-Party Management Agreements on the date hereof on a Schedule that refers to this Section, as at the Closing, none of the channels licensed to QTI will be subject to a Third Party Management Agreement. Each QTI Management Agreement includes an option allowing QTI to purchase the channels that are subject to that agreement.
           (f) Discrete Frequency Application. Questar has delivered to NEXTEL a true and correct copy of each Request for Rule Waiver and related Enhanced Specialized Mobile Radio application, as filed with the FCC, and all supplemental or related materials filed in connection therewith by or on behalf of QTI, all materials submitted to the FCC and/or to QTI in connection therewith by any third party, and any written communication issued by the FCC or any FCC staff member in response to, or otherwise in connection with, any of the foregoing.

           ARTICLE V.  REPRESENTATIONS AND WARRANTIES
                        OF AMI

           AMI represents and warrants to NEXTEL, for itself and for the Individual Stockholders, that:
           5.1  Corporate Organization.
           (a) AMI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts.
           (b) AMI-West has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted, except where the failure to do so would not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of AMI-West or would impair the ability of AMI or AMI-West to perform in any material respect their respective obligations under this Agreement or any of the other documents or instruments to which either of them is a party in connection with the transactions contemplated herein (such an effect and/or impairment referred to herein as a "Material Adverse Effect on AMI-West"). The copies of the Certificate of Incorporation of AMI-West, certified by the Secretary of the Commonwealth of Massachusetts, and its By-Laws, certified by the Secretary of AMI-West, previously delivered by AMI to NEXTEL, are true, correct and complete. Except as set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, AMI-West is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions where it conducts business activities, owns or leases properties or assets or employs persons acting on its behalf, in any of the foregoing cases, on a more than incidental or nominal basis (which jurisdictions are identified on such Schedule) in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified (except where the failure to be so licensed or qualified would not have a Material Adverse Effect on AMI-West).
           5.2 Subsidiaries. AMI-West has no direct or indirect subsidiaries other than Comqor. AMI-West and QTI are the sole stockholders of Comqor. Set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, is a description of the capitalization of Comqor and AMI-West's ownership interest in Comqor, and a description of the properties and assets owned or leased by Comqor and the liabilities and obligations, contingent or otherwise, of Comqor. Except as set forth on such Schedule, Comqor has not conducted any business other than in connection with its organization and capitalization.
           5.3 Other Entities. Except as set forth in a Schedule that refers to this Section and except for its investment in Comqor, AMI-West does not own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.
           5.4 Capital Stock. The authorized capital stock of AMI-West consists solely of 50,000 shares of AMI-West Common Stock, 28,618.42 of which are issued and outstanding and none of which are held in AMI-West's treasury. All outstanding shares of AMI-West Common Stock were issued in compliance with all applicable laws and regulations. The 20 shares of Cumulative Preferred Stock of AMI-NV previously issued to AMI were redeemed by AMI-NV prior to the date of this Agreement. Set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, is a list of the record holders of capital stock and other securities of AMI-West (together with an identification of the number and type of shares of such capital stock or other securities owned by each such record holder and the current mailing address of such holder as shown in such record), which list has been certified by the Clerk of AMI-West to be true, correct and complete. All of the issued and outstanding shares of AMI-West Common Stock are, as of the date of this Agreement (except as set forth in such Schedule), and will be as of the Closing, (a) owned, of record and beneficially, by AMI and the Individual Stockholders free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind, and (b) duly authorized, validly issued, fully paid and nonassessable.
           5.5 Options. The options previously granted to the Individual Stockholders to purchase shares of AMI-NV have been cancelled by mutual agreement of the parties, and no other options to purchase shares of AMI-West Common Stock have been granted. There are no commitments or obligations of AMI-West, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of AMI-West Common Stock or other securities of AMI-West.
           5.6 Compliance with Laws. Except as set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, AMI-West is not currently in violation of any statute, law or regulation applicable to any of its presently or formerly owned properties or to the conduct of its current or past businesses. Neither AMI-West, nor AMI with respect to AMI-West, has received any notice from any governmental agency or private or public entity advising AMI-West (or AMI with respect to AMI-
West) that it is potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances, Pollutants or Contaminants (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended). AMI-West has not, and, to the knowledge of AMI and AMI-West, no other person has, buried, dumped or otherwise disposed of any chemical substances, including any Hazardous Substances, Pollutants or Contaminants on, beneath or about any of the properties of AMI-West or (as to AMI-West) on, beneath or about any other property. AMI-West has not, and, to the knowledge of AMI and AMI-West, none of AMI-West's licensees with respect to SMR licenses held by AMI-West has, received written notice of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of its or their businesses, nor are AMI and AMI-West aware of any such violation. AMI has listed in a Schedule that refers to this Section all environmental reports known to AMI and AMI-West relating to any owned or leased real property of AMI-West and has previously delivered to NEXTEL a true, correct and complete copy of each report so listed.
           5.7 No Conflict. Except as set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, the execution and delivery of this Agreement by AMI and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Certificate of Incorporation or By-Laws of AMI and AMI-West, or any agreement, indenture or other instrument to which AMI or AMI-West is a party or by which AMI or AMI-West may be bound, or of any order, judgment or decree applicable to either of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of AMI or AMI-West under any agreement to which either of them is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a lien, charge or encumbrance.
           5.8 Litigation. Except as set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, there are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the knowledge of AMI and AMI-West, threatened against or specifically affecting AMI-West or involving any of its properties or assets, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body. Except as set forth in such Schedule and except for orders or decrees of general application, AMI-West is not subject to or in default under any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.
           5.9 Insurance. The managements of AMI and AMI-West reasonably believe that AMI-West (or, as appropriate, AMI in respect of AMI-West) currently maintains in full force insurance policies, issued by reputable and sound insurers, providing insurance coverage for AMI-West and its properties and business against such losses and risk as are normally maintained by similarly situated businesses in AMI-West's industry. Set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, is a list of all insurance policies held by AMI-West (or, as appropriate, by AMI in respect of AMI-West) indicating the insurer, type, amount and term of coverage, deductible and additional named insureds with respect to each such policy. Except as set forth in such Schedule, all of these policies are in full force and effect and all premiums due thereon have been paid or accrued and there are no retroactive experience-based premium adjustment features in any policy. Also set forth in such Schedule is a description of all claims (including amounts) currently pending under such insurance policies. Except as set forth in such Schedule, all such insurance coverage will cease upon the Closing as it relates to AMI-West.
           5.10 Intellectual Property. Except as set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL:
           (a) There are no patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing; copyrights or copyright registrations; or any licenses to or from third parties with respect to any of the foregoing (including, without limiting the generality of the foregoing, all computer software, data and documentation) relating to AMI-West's business as now conducted or as presently proposed to be conducted.
           (b) AMI-West owns and possesses all right, title and interest in and to the proprietary rights set forth in such Schedule (except where the failure to have such right would not have a Material Adverse Effect on AMI-West), and no claims by any third party contesting the validity, enforceability, use or ownership of any proprietary rights set forth in such Schedule has been made, is currently outstanding or, to the knowledge or AMI and AMI-West, has been threatened.
           (c) AMI-West has not received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to the proprietary rights set forth in such Schedule.
           (d)  AMI-West has not knowingly infringed,
misappropriated or otherwise conflicted with any proprietary rights of any third parties, and AMI and AMI-West are not aware of any infringement, misappropriation or conflict which has occurred as a result of the operation of AMI-West's business as now conducted.
           (e) Such Schedule describes all proprietary rights which have been licensed to third parties and those proprietary rights which are licensed from third parties (except those licensed from third parties which are not material to the operation of AMI-West's business as now conducted).
           5.11 Capital Projects. Set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, is a description of all capital projects currently committed for or authorized by AMI-West for (a) SMR systems, (b) Digital Mobile System planning and engineering for the Nevada and California markets, and (c) all other capital projects involving the expenditure of more than $50,000 in any particular case or more than $200,000 in the aggregate.
           5.12 Financial Statements. Set forth in Annex C to this Agreement (previously delivered to all parties hereto) are the following financial statements of AMI-West (including any footnotes thereto), all of which are true, correct and complete, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and present fairly the financial position of AMI-West, at the dates stated in such financial statements and the results of its operations for the periods stated therein:
           (a)  Balance Sheets at December 31, 1992 and
September 30, 1993, which have been audited by Coopers & Lybrand;
           (b) Statements of Operations for the years ended December 31, 1991 and 1992 and the nine-month period ended September 30, 1993, which have been audited by Coopers & Lybrand;
           (c) Statements of Stockholders' Equity for the years ended December 31, 1991 and 1992 and the nine-month period ended September 30, 1993, which have been audited by Coopers & Lybrand; and
           (d) Statements of Cash Flows for the years ended December 31, 1991 and 1992 and the nine-month period ended September 30, 1993, which have been audited by Coopers & Lybrand.
           5.13 Liabilities. AMI-West does not have, and the managements of AMI and AMI-West are not aware of any facts or circumstances that are reasonably likely to result in, any liability or obligation, secured or unsecured (whether accrued, absolute, known, unknown, contingent or otherwise), except:
           (a) As and to the extent liabilities or obligations are included in line items on AMI-West's Balance Sheet at September 30, 1993;
           (b) Those respective liabilities or obligations reflected in any Schedule to this Agreement previously delivered by AMI to NEXTEL, but if any such liability or obligation was not incurred in the ordinary course of business, the relevant
Schedule item(s) will include a description of the type of liability or obligation represented by such item(s), together with a fixed or an estimated dollar amount of such liability or obligation; and
           (c) Those liabilities or obligations incurred since September 30, 1993 which constitute (i) any Current Payables,
(ii) any liens securing any Current Payables, (iii) any liens or encumbrances connected with operating leases entered into in the ordinary course of business, (iv) any non-material liens or encumbrances on any of the SMR Assets not securing any indebtedness, and (v) any liens or encumbrances agreed to in writing by NEXTEL.
           5.14 Transactions Not in the Ordinary Course. Except as set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, from September 30, 1993 to the date hereof, AMI has caused AMI-West to conduct its SMR business operations in the ordinary course consistent with past practice and, without limiting the generality of the foregoing, AMI-West has not: (a) sold, transferred or assigned any SMR frequency or related FCC SMR license; (b) disposed of or contracted to dispose of any property or other assets, voluntarily incurred any absolute or contingent debt obligation or engaged in any activity or transaction except, in each case, in the ordinary course of business; (c) borrowed any money, except in the ordinary course of business under currently existing lines of credit or from affiliates; (d) declared or paid any dividend; (e) purchased or redeemed any shares, notes or other securities or made any other distribution to stockholders (excepting the redemption of AMI-West Cumulative Preferred Stock referenced in Section 5.4 of this Agreement); (f) increased the rate of remuneration to any of its directors, officers, employees or other representatives, or agreed to do so, other than increases in the ordinary course of business consistent with past practice; (g) adopted any new or amended any existing employee benefit plan; (h) formed or caused to be formed any subsidiary;
(i) issued, sold, distributed or disposed of any shares, notes or other securities of AMI-West or committed itself to do so; or (j) instituted new or changed inventory management or accounts receivable collection practices or procedures different from those employed consistent with past practice.
           5.15 Changes in Conditions. Since September 30, 1993, there has not been any material adverse change in the financial condition, results of operations, business, assets or properties of AMI-West, taken as a whole, and there has not been any occurrence, circumstance or combination thereof which is reasonably likely to result in any such material adverse change before or after the Closing, except for events relating generally to the SMR industry.
           5.16 Taxes. AMI-West has been included in a consolidated Federal income tax return filed by FMR Corp. AMI-West, or AMI on its behalf, has accurately prepared in good faith, and has duly and timely filed with all appropriate Federal, foreign, state and local governmental agencies, all tax returns and reports required to be filed by it (other than returns that would not have a Material Adverse Effect on AMI-West if not filed). Such returns accurately reflect all payments and distributions made by AMI-West to AMI or any of AMI's affiliates and required to be reflected on such returns. Except as set forth in a Schedule that refers to this Section (previously delivered by AMI to NEXTEL), all taxes owed, or which may be claimed to be owed, to any governmental agency for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending at or before the Closing, and all interest, penalties, assessments and deficiencies connected therewith, have been or will be paid in full or provided for in full. Except as set forth in a Schedule that refers to this Section, neither AMI-West nor any affiliate of AMI-West has executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. Except as set forth in a Schedule that refers to this Section, AMI-West is not a party to any pending action or proceeding, and to the knowledge of AMI and AMI-West, no such action or proceeding is threatened, by any Federal, foreign, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality for the assessment or collection of taxes, and no deficiency notices or reports have been received by AMI-West in respect of any of its tax returns.
           5.17 Accounts; Employees. Set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, is a list of (a) all banks in which AMI-West has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (b) the current fixed annual rate of compensation (plus total cash compensation broken down between fixed and bonus components for calendar year 1993) as of the date such list is provided for each of the employees of AMI-West for the current fiscal year and a summary of the basis on which each such person is compensated if such basis is other than exclusively a fixed salary rate; and (c) the names of all persons holding powers of attorney from AMI-West and a summary statement of the terms thereof.
           5.18 Real Estate. Neither AMI nor AMI-West owns any real estate that is used or held for use in the business of AMI-West as currently conducted. Set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, is a list describing all real estate options and leaseholds held by AMI-West. Except as set forth in such Schedule, AMI-West has good leasehold interests in all of its leaseholds, which interests will not be materially and adversely affected by the transactions contemplated hereby, and each lease with an initial term of more than one year is, to the knowledge of AMI and AMI-West, enforceable against the lessor thereunder and AMI-West enjoys quiet possession of all leaseholds.
           5.19 Title to Properties. AMI-West has good title to all of its properties and assets, tangible and intangible (including, without limitation, those properties and assets reflected in AMI-West's Balance Sheet at September 30, 1993, except as disposed of in the ordinary course of business since September 30, 1993, and all those other specific items of properties and assets not so reflected or disposed of as set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL) as may be requisite to the conduct of its business in substantially the same manner as heretofore, and there is no title defect in any of such properties or assets which is reasonably likely to have at any time a Material Adverse Effect on AMI-West. Notwithstanding the foregoing, none of such properties or assets is subject to any lien or encumbrance other than (a) purchase money security interests incurred in the ordinary course of business in arm's-length transactions with non-affiliates (and with respect to which security interests AMI-West is not in default) and any lien for current taxes not delinquent; (b) arising by virtue of the leases referred to in
Section 5.18 of this Agreement; (c) referred to in the financial statements (or the footnotes thereto) described in Section 5.12 of this Agreement; or (d) such other encumbrances as are not material in character, amount or extent, and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby or otherwise materially impair the business operations of AMI-West, taken as a whole.
           5.20 Contracts. Except as set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, AMI-West is not in default in any respect under the terms of any contracts, agreements or commitments, written or oral to which it is a party or by which it or any of its properties is subject or bound. Except as set forth in such Schedule or in any other Schedule previously delivered by AMI to NEXTEL referring to any other Section of this Agreement, AMI-West (and any of its properties) will not at the time such Schedule is delivered be a party to or be bound by any (a) agreement or other arrangement not made in the ordinary course of business; (b) employment or consulting contract or contract with any labor union;
(c) employee bonus, pension, profit-sharing, retirement, stock purchase or other benefit or welfare plan or agreement; (d) contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $50,000 per annum; (e) indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, AMI-West; (f) license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; (g) loan to officers, directors or employees of AMI-West, all of which loans will be repaid in full by the Closing; or (h) agreement relating to any direct or indirect acquisition of SMR Licenses (as defined in Section 5.25 hereof), in the case of any of the foregoing, whether written or oral (and, in the case of oral commitments, with AMI providing an accurate written summary of all material terms thereof to NEXTEL). Except as set forth in such Schedule, AMI-West is not in default under the terms of any agreements, contracts or commitments described in subsections (a) through (h) of this Section.
           5.21  Corporate Authorization.
           AMI has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by AMI have been duly authorized by AMI, and upon the execution and delivery hereof by AMI, this Agreement will constitute the valid and legally binding obligations of AMI, enforceable against AMI in accordance with its terms.
           5.22 Brokers. AMI, AMI-West and the Individual Stockholders have not directly or indirectly dealt with anyone acting in the capacity of a finder or broker and have not incurred and will not incur any obligation for any finder's or broker's fee or commission in connection with this Agreement or the AMI-West Share Exchange.
           5.23  Employee Benefit Matters.
           (a) Set forth in a Schedule that refers to this Section, previously delivered by AMI to NEXTEL, is a true, complete and correct list of all "employee benefit plans" as defined in Section 3(3) of ERISA and all other employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance and other employee benefit plans, arrangements, agreements and practices which relate to employee benefits and which constitute a material cost to AMI-West currently maintained or contributed to by AMI-West, or to which AMI-West currently is obligated to contribute, relating to present or former employees, directors, officers, stockholders or consultants of AMI-West (collectively, "AMI-West Employee Plans"). Except as set forth in such Schedule, to the knowledge of AMI and AMI-West, AMI-West has no material liability with respect to any plans, arrangements or practices of the type described in the preceding sentence previously maintained or contributed to by AMI-West, or to which AMI-West previously had an obligation to contribute.
           (b) AMI previously has delivered to NEXTEL true, complete and correct copies of each of the AMI-West Employee Plans, including all amendments thereto, and any other documents or other instruments relating thereto reasonably requested by NEXTEL.
           (c) All AMI-West Employee Plans are being, and have been, maintained, operated and administered in all material respects in accordance with their respective terms and in compliance with all applicable laws.
           (d) AMI-West has not, within the past six years had an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No AMI-West Employee Plan is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code. Other than AMI (or any of the subsidiaries of AMI), no other trade or business is or, at any time within the past six years, has been treated, together with AMI-West, as a single employer under Section 414 of the Code or Section 4001 of ERISA. AMI-West has no liability imposed by statute on entities under common control with other entities with respect to any employee benefit plans (as defined in Section 3(3) of ERISA) or group health plans (as defined in Section 5000(b)(1) of the Code) of AMI. The consummation of the transactions contemplated by this Agreement will not constitute a "reportable event" under Section 4043 of ERISA or result in a "withdrawal" from a multiemployer plan under Section 4203 or 4205 of ERISA.
           (e) Each AMI-West Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, or if not so qualified each such plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by applicable law, and each trust created thereunder which is intended to be exempt from Federal income tax under the provisions of
Section 501(a) of the Code has been determined by the IRS to be so exempt and no fact or event has occurred since the date of such determination by the IRS to adversely effect the qualified status of any such AMI-West Employee Plan or the exempt status of any such trust.
           (f) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the AMI-West Employee Plans that could result in AMI-West becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax, penalty or other liability under ERISA or the Code.
           (g) Except as set forth in a Schedule that refers to this Section, there are no actions or claims pending or, to the knowledge of AMI and AMI-West, threatened, with respect to any AMI-West Employee Plan (other than routine claims for benefits), and there are no investigations or audits of any AMI-West Employee Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability of AMI-West that has not been fully discharged.
           (h) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any AMI-West Employee Plan have been made on or before their due date. With respect to any insurance policy providing funding for benefits under any AMI-West Employee Plan, (x) there is no material liability of AMI-West, in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (y) to the knowledge of AMI and AMI-West, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent.
           (i) A Schedule that refers to this Section contains a separate identification of each AMI-West Employee Plan that provides benefits, including, without limitation, death or medical benefits, beyond termination of employment or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any qualified AMI-West Employee Plan, (iii) deferred compensation benefits fully reflected on AMI-West's Balance Sheet at September 30, 1993 or (iv) benefits, the full cost of which are borne by the employee (or the employee's beneficiary) (the "Post-Employment Benefits"). Such Balance Sheet accurately reflects the liabilities relating to the Post-Employment Benefits.
           (j) Except as set forth in a Schedule that refers to this Section, the execution, delivery and performance of this Agreement will not, solely in and of itself and without regard to any subsequent events, (i) constitute a stated triggering event under any AMI-West Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from AMI-West to any present or former officer, employee, director, stockholder or consultant (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any present or former officer, employee, director, stockholder or consultant of AMI-West.
           (k) Except as set forth in a Schedule that refers to this Section, AMI-West has not agreed or committed to make any amendments to any of the AMI-West Employee Plans not already embodied in the documents comprising any such AMI-West Employee Plan, other than any amendments required by law.
           (l) All contributions, transfers and payments by AMI-West in respect of any AMI-West Employee Plan have been or are fully deductible under the Code.
           (m) AMI-West's Balance Sheet at September 30, 1993 contains, and at and for the period ending on the Closing will contain, adequate accruals for (i) bonuses, sales commissions and vacation pay earned but not received as of such dates and
(ii) incurred or continuing but unpaid claims under AMI-West Employee Plans not funded by insurance.
           (n) Except as set forth in a Schedule that refers to this Section, no AMI-West Employee Plan provides benefits to any individual who is not a current or former employee, director or consultant of AMI-West, AMI-SC or AMI-Denver or the dependents or other beneficiaries of any such current or former employee, director or consultant.
           (o) Except as set forth in a Schedule that refers to this Section, no parachute payments within the meaning of
Section 280G of the Code will be made in connection with or as a result of the AMI-West Share Exchange.
           5.24  Materially Correct.  Reference is hereby made
(a) to the information about AMI-West furnished by AMI to NEXTEL as set forth in the Annexes and Schedules to this Agreement or as otherwise furnished to NEXTEL or to NEXTEL's representatives in writing by any of those officers or representatives of AMI or AMI-West listed in a Schedule that refers to this Section, (b) to the written information furnished to NEXTEL by AMI, AMI-West and/or the Individual Stockholders for inclusion in the Registration Statement referred to in Section 8.4(a) of this Agreement, and (c) to the information contained in each officer's certificate and other document furnished by AMI or AMI-West at the Closing (all such written information, taken as a whole, the "AMI Disclosure Information"). The AMI Disclosure Information (except for any forecasts or projections or forward-looking estimates or similar predictive information contained therein) so received on or prior to the date hereof by NEXTEL did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the AMI Disclosure Information in the light of the circumstances under which it was made, not misleading. The representation made in this Section shall also be deemed made anew by AMI and AMI-West to NEXTEL immediately prior to the Closing, but with reference to the AMI Disclosure Information received by NEXTEL prior to the Closing.
           5.25  Regulatory Matters.
           (a) Definitions. For purposes of this Section, the following terms shall have the indicated meanings:
           "FCC" shall mean the Federal Communications Commission or any successor thereto.
           "FCC License" shall mean any paging, mobile telephone, specialized mobile radio or other license, permit, consent, certificate of compliance, franchise, approval or authorization granted or issued by the FCC, including, without limitation, any of the foregoing authorizing the acquisition, construction or operation of an SMR System (as defined below), radio paging system or other radio communications system.
           "AMI-West Management Agreement" shall mean any management or other agreement (other than a loading agreement) pursuant to which AMI-West agrees to manage or to perform other services (other than loading) with respect to SMR Licenses held by another person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses or the right to purchase such SMR Licenses or any loading agreement pursuant to which AMI-West is loading SMR Licenses held by another person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses or the right to purchase such SMR Licenses.
           "SMR License" shall mean an FCC License authorizing the construction, ownership and operation of a specialized mobile radio system in the 800 or 900 MHz band issued pursuant to 47 CFR
Part 90 of the Rules and Regulations of the FCC.
           "SMR System" shall mean a specialized mobile radio system licensed under 47 CFR Part 90 of the Rules and Regulations of the FCC.
           "SMR Units" shall mean the number of mobile and control stations (within the meaning of 47 CFR Part 90 of the Rules and Regulations of the FCC) subscribing to SMR Systems licensed to or managed by AMI-West excluding, however, any such units which are subject to a Third-Party Management Agreement if the respective third party has a right to purchase the SMR Licenses which are subject to such Third-Party Management Agreement.
           "Third-Party Management Agreement" shall mean any management or other agreement (other than a loading agreement) pursuant to which a person (other than AMI-West) is managing SMR Licenses held by AMI-West or any loading agreement pursuant to which a person (other than AMI-West) is loading SMR Licenses held by AMI-West in exchange for the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses.
           (b) License Information. AMI has delivered to NEXTEL prior to the execution hereof a Schedule that refers to this Section which sets forth, as of the date hereof, a true and complete list of the following information for each SMR License and other FCC License issued to or operated by AMI-West:
                (i)  for all FCC Licenses (including all SMR
Licenses), the name of the licensee, the name of the seller(s), the call sign, the transmitter location (by site coordinates and city), the type of service (e.g., paging, SMR, etc.), the frequency or frequencies authorized, the license renewal date and operating entity;
                (ii) in the case of SMR Licenses, the number of channels authorized, the number of channels constructed whether the license is for a conventional or trunked SMR System for each such SMR License, the applicable loading date and whether the SMR License is managed by AMI-West pursuant to a AMI-West Management Agreement or by any other persons pursuant to a Third-Party Management Agreement;
                (iii) each holder of any such FCC License that is neither wholly owned by AMI-West nor owned entirely by unaffiliated persons and managed by AMI-West; and
                (iv)  for all FCC Licenses (including SMR
Licenses), whether such FCC Licenses are subject to rights of first refusal, options and other such rights or obligations in existence on the date hereof, including, without limitation, entitlements to acquire additional ownership interests, which may affect the ownership interests of AMI-West.
           (c) Condition of Systems. All of the properties, equipment and systems of AMI-West are, and, to the knowledge of AMI and AMI-West, all thereof to be acquired or added in connection with any contemplated system expansion or construction prior to the Closing will be, in good repair, working order and condition and are and will be in material compliance with all standards or rules imposed by any governmental agency or authority (including, without limitation, the FCC and (if applicable), any public utilities commission or other state or local governments or instrumentalities) or as imposed under any agreements with customers.
           (d) Fees; License Compliance. AMI-West has paid all franchise, license or other fees and charges which have become due in respect of its business and has made appropriate provision as is required by generally accepted accounting principles, consistently applied, for any such fees and charges which have accrued. Except as set forth in a Schedule that refers to this Section, AMI-West has duly secured, on the date hereof, all necessary permits, licenses, consents and authorizations from, and has filed all required registrations, applications, reports and other documents with, the FCC, and, if applicable, any public utilities commission and other entity exercising jurisdiction over the SMR businesses, radio paging businesses and other radio communications businesses of AMI-West or the construction or delivery systems therefor, as such businesses are currently conducted. AMI-West holds the FCC Licenses specified on such Schedule and, except as set forth on such Schedule, all such FCC Licenses are valid and in full force and effect without conditions except for such conditions as are stated on the FCC License or as are generally applicable to holders of FCC Licenses. Except as set forth in such Schedule, all loading requirements with respect to any SMR Licenses listed on such Schedule have been met and AMI-West has taken every reasonable action to cause the same to be loaded in compliance with FCC regulations. Except as set forth in such Schedule: to the knowledge of AMI and AMI-West, no event has occurred and is continuing which could (i) result in the revocation, termination or adverse modification of any FCC License listed on such Schedule or (ii) adversely affect any rights of AMI-West thereunder; except as set forth on such Schedule, AMI and AMI-West have no reason to believe and no knowledge that the SMR Licenses specified on such Schedule will not be renewed in the ordinary course; and AMI-West has sufficient time, materials, equipment, contract rights and other required resources to complete, in a timely fashion and in full, construction of all its respective SMR Systems, radio paging and other radio communications systems listed on such Schedule in compliance with all applicable technical standards and construction requirements and deadlines. Except as set forth in such Schedule, the current ownership and operation by AMI-West of such SMR Systems, radio paging and other radio communications systems comply with the Communications Act of 1934, as amended, and all applicable rules, regulations and policies of the FCC.
           (e) AMI-West Management Agreements. Set forth in a Schedule that refers to this Section is a complete and correct list of all AMI-West Management Agreements and Third-Party Management Agreements to which AMI-West is a party that correctly identifies the manager under each such agreement and the holder of the SMR Licenses which are the subject of such agreements, the transmitter locations (by address), and number of channels covered by such SMR Licenses, the term of such agreements, any options or calls (and the respective option or call prices) in favor of any party to such agreements to purchase or sell any interest in such SMR Licenses and the respective fees or revenues payable or receivable under any such agreements. To the knowledge of AMI and AMI-West, the terms of all such AMI-West Management Agreements and Third-Party Management Agreements and the operation of each SMR System pursuant thereto comply with the Communications Act of 1934, as amended, and all applicable rules, regulations and policies of the FCC. Other than those channels identified as subject to Third-Party Management Agreements on the date hereof on the Schedule that refers to this Section (not including any such Agreement under which QTI acts as manager, which shall be terminated effective as of the Closing), as of the Closing, except as set forth on the Schedule referred to in this Section, none of the channels licensed to AMI-West will be subject to a Third Party Management Agreement. Each AMI-West Management Agreement includes an option allowing AMI-West to purchase the channels that are subject to that agreement.
           (f) Discrete Frequency Application. AMI has delivered to NEXTEL a true and correct copy of each Request for Rule Waiver and related Enhanced Specialized Mobile Radio application, as filed with the FCC, and all supplemental or related materials filed in connection therewith by or on behalf of AMI-West, all materials submitted to the FCC and/or to AMI-West in connection therewith by any third party, and any written communication issued by the FCC or any FCC staff member in response to, or otherwise in connection with, any of the foregoing.


           ARTICLE VI.  REPRESENTATIONS AND WARRANTIES
                        OF NEXTEL
           NEXTEL represents and warrants to Questar, AMI and the Individual Stockholders that:
           6.1 Corporate Organization. NEXTEL has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Amended and Restated Certificate of Incorporation of NEXTEL, certified by the Secretary of State of the State of Delaware, and its Amended and Restated By-Laws, certified by the Secretary of NEXTEL, previously delivered by NEXTEL to Questar, AMI and the Individual Stockholders, are true, correct and complete. Except as set forth in a Schedule that refers to this Section, previously delivered by NEXTEL to Questar, AMI and the Individual Stockholders, NEXTEL is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions where it conducts business activities, owns or leases properties or assets or employs persons acting on its behalf, in any of the foregoing cases, on a more than incidental or nominal basis (which jurisdictions are identified in such Schedule) in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of NEXTEL and its subsidiaries, taken as a whole.
           6.2 Corporate Authorization. NEXTEL has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by NEXTEL have been duly authorized by NEXTEL, and upon the execution and delivery hereof by NEXTEL, this Agreement will constitute the valid and legally binding obligations of NEXTEL, enforceable against NEXTEL in accordance with its terms.
           6.3 Common Stock; Registration. At the Closing, the NEXTEL Common Shares issued by reason of the QTI Share Exchange and the AMI-West Share Exchange, respectively, will be duly authorized, validly issued, fully paid and nonassessable, will be registered under the Securities Act of 1933, as amended, and will be "voting stock" within the meaning of Section 368(a)(1)(B) of the Code.
           6.4 No Conflict. Except as set forth in a Schedule that refers to this Section, previously delivered by NEXTEL to Questar, AMI and the Individual Stockholders, the execution and delivery of this Agreement by NEXTEL and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of NEXTEL, or any agreement, indenture or other instrument to which NEXTEL is a party or by which NEXTEL may be bound, or of any order, judgment or decree applicable to it, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of NEXTEL under any agreement to which it is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a lien, charge or encumbrance, except where any such violation, breach, acceleration, termination or creation would not have a material adverse effect on the business, financial condition, results of operations, liabilities or assets of NEXTEL and its subsidiaries, taken as a whole or would impair NEXTEL's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which it is a party in connection with the transactions contemplated herein (such effect and/or impairment referred to as a "Material Adverse Effect on NEXTEL").
           6.5 Compliance with Laws. Except as set forth in a Schedule that refers to this Section, previously delivered by NEXTEL to Questar, AMI and the Individual Stockholders, including in any registration statement under the Securities Act of 1933, as amended, filed by NEXTEL with the Securities and Exchange Commission or any report filed under the Securities Exchange Act of 1934, as amended, filed by NEXTEL with the Securities and Exchange Commission (collectively, "NEXTEL SEC Filings") which is listed on such Schedule, NEXTEL is not currently in violation of any statute, law or regulation applicable to any of its presently or formerly owned properties or to the conduct of its current or past business other than violations which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on NEXTEL.
           6.6 Title to Properties. NEXTEL has good title to all of its material properties and assets.
           6.7 Litigation. Except as set forth in a Schedule that refers to this Section, previously delivered by NEXTEL to Questar, AMI and the Individual Stockholders (including in any NEXTEL SEC Filings which is listed on such Schedule) there are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the knowledge of NEXTEL, threatened against or specifically affecting NEXTEL or involving any of its properties or assets, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body, which, if determined adversely to NEXTEL would, individually or in the aggregate, have a Material Adverse Effect on NEXTEL. Except as set forth in such Schedule (including in any NEXTEL SEC Filing which is listed on such Schedule) and except for orders or decrees of general application, NEXTEL is not subject to or in default under any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body, which would, individually or in the aggregate, have a Material Adverse Effect on NEXTEL.
           6.8 Financial Statements. NEXTEL has heretofore delivered to Questar, AMI and the Individual Stockholders the following financial statements (including any footnotes thereto), which are true, correct and complete and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and present fairly the consolidated financial position of NEXTEL and its consolidated subsidiaries, at the dates indicated in such financial statements and the results of their operations for the periods stated therein:
           (a) Consolidated balance sheets of NEXTEL and subsidiaries as of March 31, 1992 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended
March 31, 1993 which have been audited by Deloitte & Touche; and
           (b) Unaudited condensed consolidated balance sheets of NEXTEL and subsidiaries as of March 31, 1993 and September 30, 1993, unaudited consolidated statements of operations and statements of cash flows for the six months ended September 30, 1992 and 1993, contained in NEXTEL's Quarterly Report on
Form 10-Q for the quarter ended September 30, 1993 as filed with the Securities and Exchange Commission.
           6.9 Taxes. Except for such Federal, state, local or foreign taxes that are not yet due for payment and are being properly accrued or reserved for in accordance with generally accepted accounting principles, and except as otherwise disclosed in a Schedule that refers to this Section (previously delivered by NEXTEL to Questar, AMI and the Individual Stockholders), NEXTEL has no Federal, state, local or foreign tax liabilities (including, without limitation, liabilities arising from any failure to prepare or file, or from incorrectly preparing or filing, any tax return) that, individually or in the aggregate, would have a Material Adverse Effect on NEXTEL.
           6.10 Information. NEXTEL has delivered to Questar, AMI and the Individual Stockholders each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission from December 1, 1992 to the date of this Agreement, including, without limitation, (a) NEXTEL's Annual Report on Form 10-K for the year ended March 31, 1993 and (b) NEXTEL's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1993, September 30, 1993 and December 31, 1993, (collectively, the "Company Reports"). As of the date of this Agreement, the Company Reports, taken together with any other information previously furnished by NEXTEL to Questar, AMI and the Individual Stockholders (except for any forecasts or projections or forward-looking estimates or similar predictive information contained therein), did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section, "material" means material to the business, financial condition, results of operations, liabilities or assets of NEXTEL and its subsidiaries, taken as a whole. The representation made in this Section shall also be deemed made anew by NEXTEL to Questar, AMI and the Individual Stockholders immediately prior to the Closing, but with reference to information furnished by NEXTEL to them prior to the Closing.
           6.11 Information in Registration Statement. The information included in the Registration Statement referred to in
Section 8.4(a) of this Agreement, other than information to be furnished to NEXTEL for inclusion therein by Questar, AMI and/or the Individual Stockholders, will not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
           6.12 Absence of Undisclosed Liabilities.  Except
(a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 1993, and (b) as otherwise disclosed herein or in a Schedule that refers to this Section, previously delivered by NEXTEL to Questar, AMI and the Individual Stockholders (including in any NEXTEL SEC Filing listed on such Schedule), to the best knowledge of NEXTEL, since September 30, 1993, NEXTEL has not incurred any material liabilities or obligations (whether direct, indirect, accrued or contingent) that would be required to be reflected or reserved against in a balance sheet of NEXTEL prepared in accordance with generally accepted accounting principles as used in preparing the financial statements referred to in Section 6.8 of this Agreement, other than such liabilities or obligations that, individually or in the aggregate, would not have a Material Adverse Effect on NEXTEL.

            ARTICLE VII.  COVENANTS OF QUESTAR AND AMI

           7.1 Covenants of Questar. From the date of this Agreement until the Closing:
           (a)  Conduct of Business.  Except to address
disruptions to QTI's business operations that may occur as a result of matters beyond the reasonable control of QTI and except as contemplated by this Agreement or as set forth in a Schedule that refers to this Section, Questar shall cause QTI to conduct QTI's business only in the ordinary course and, without limiting the generality of the foregoing, QTI shall not, without the prior written consent of NEXTEL: (i) sell, transfer or assign any SMR frequency or related FCC SMR license or any related physical asset of the relevant SMR system or any related intangible asset of the relevant SMR system; (ii) dispose or contract to dispose of any property or other assets, voluntarily incur any absolute or contingent debt obligation or engage in any activity or transaction except, in each case, in the ordinary course of business; (iii) borrow any money, except in the ordinary course of business under currently existing lines of credit or from affiliates; (iv) enter into any lease or contract for the purchase or sale of real estate or of any interest therein;
(v) encumber any property or other assets; (vi) declare or pay any dividend; (vii) purchase or redeem any shares, notes or other securities or make any other distribution to stockholders;
(viii) increase the rate of remuneration to any of its directors, officers, employees or other representatives, or agree to do so, other than increases in the ordinary course of business consistent with past practices; (ix) adopt any new or amend any existing employee benefit plan; (x) form or cause to be formed any subsidiary; (xi) issue, sell, distribute or dispose of any shares, notes or other securities of QTI or commit itself to do so; (xii) make any commitments for capital improvements or materially alter standing commitments for capital improvements;
(xiii) fail to keep its properties insured to the same extent as they are currently insured; or (xiv) take or omit to take any action which would cause to be breached, or might result in any breach of, any of the representations, warranties or covenants of Questar contained herein if the same were made anew immediately after any such act or omission.
           (b) Preserve Business. Questar shall cause QTI to use all reasonable efforts to preserve intact QTI's business organization and to preserve its goodwill as to customers, suppliers and others having business relations with it.
           (c) Inspection. Questar shall cause QTI to permit representatives of NEXTEL, during normal business hours, to examine QTI's and Comqor's properties, books, contracts, tax returns and other records, and shall furnish or cause to be furnished such representatives with all such information and access to all relevant personnel and properties (including the SMR Assets) concerning the affairs of QTI and Comqor as they may reasonably request, subject only to such restrictions or limitations on access as are necessary to avoid undue disruption to the conduct of normal and ordinary business operations.
           (d)  SEC Registration.
                (i)  Questar shall, and shall cause QTI and
Comqor to, furnish to NEXTEL such information about Questar, QTI and Comqor as may be necessary to enable NEXTEL to prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-4 (or other appropriate and available form) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in respect of the NEXTEL Common Shares to be issued by reason of the QTI Share Exchange.
                (ii) Questar shall furnish to NEXTEL suitable written certifications (and shall cause its independent public accountants to furnish standard comfort letters) regarding the information it has furnished, or caused to be furnished, for inclusion in such Registration Statement, both immediately prior to the effectiveness of such Registration Statement and at the Closing. Questar shall bear its own expenses (and the expenses, if any, of QTI and Comqor), including accountant's and counsel's fees and expenses, incurred in discharging the foregoing obligations regarding such Registration Statement.
                (iii) Questar covenants and agrees to enter into standard cross indemnification arrangements with NEXTEL relating to such Registration Statement and the inclusion therein of information regarding such parties or their affiliates.
                (iv)  If resales of the NEXTEL Common Shares
received by Questar are contemplated to be effected pursuant to such Registration Statement, Questar shall furnish to NEXTEL the relevant information regarding its plan of distribution for inclusion therein, and shall not change such plan of distribution subsequent to the effectiveness of such Registration Statement. Questar shall pay all costs incurred by it in any resales of NEXTEL Common Shares, whether pursuant to such Registration Statement or otherwise.
                (v) Questar hereby agrees that NEXTEL shall not be obligated to maintain the effectiveness of such Registration Statement for more than 30 days after the Closing.
           (e) Antitrust Filing. In connection with the transactions contemplated by this Agreement, Questar shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations promulgated thereunder, and shall use its best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.
           (f) Information Update. Questar shall use its best efforts to correct and supplement in writing any information furnished in the Schedules or otherwise expressly contemplated by
Article IV of this Agreement, and shall promptly furnish such corrected and supplemental information to NEXTEL, so that such information shall be correct and complete in all material respects at the time such updated information is so provided to NEXTEL, and thereafter to the Closing Questar shall notify NEXTEL in writing of any changes or supplements to such updated information needed to reflect any actions, developments or occurrences in such period necessary to make such information correct and complete in all material respects at all times to the Closing. NEXTEL and Questar hereby agree that Questar's furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of any breach or violation by Questar of any provision of this Agreement, it being understood that any determination as to whether such a breach or violation exists shall be made on the basis of any relevant information, which may include (but based on its substantive content) such information as is so furnished by Questar pursuant to this Section 7.1(f).
           (g) Pending Licenses. Questar covenants and agrees to cause QTI to use QTI's reasonable best efforts to deliver at the Closing all of QTI's trunked 800 MHz SMR licenses or applications currently on file with and pending approval from the FCC, including all frequencies or applications pending for the "Western States SMR Network."
           (h) Best Efforts. Questar covenants and agrees to, and to cause QTI to, take all reasonable actions (and refrain from taking such other actions) prior to the Closing as may be necessary or appropriate so that all of the conditions to NEXTEL's obligations to consummate the transactions contemplated by this Agreement, that are dependent upon reasonable action being taken (or refrained from being taken) by Questar and/or QTI, shall be satisfied as of the Closing.
           7.2 Covenants of AMI. From the date of this Agreement until the Closing:
           (a)  Conduct of Business.  Except to address
disruptions to AMI-West's business operations that may occur as a result of matters beyond the reasonable control of AMI-West, AMI shall cause AMI-West to (and shall, pursuant to the applicable management agreements, instruct QTI to) conduct AMI-West's business only in the ordinary course and, without limiting the generality of the foregoing, AMI-West shall not, without the prior written consent of NEXTEL: (i) sell, transfer or assign any SMR frequency or related FCC SMR license or any related physical asset of the relevant SMR system or any related intangible asset of the relevant SMR system; (ii) dispose or contract to dispose of any property or other assets, voluntarily incur any absolute or contingent debt obligation or engage in any activity or transaction except, in each case, in the ordinary course of business; (iii) borrow any money, except in the ordinary course of business under currently existing lines of credit or from affiliates; (iv) enter into any lease or contract for the purchase or sale of real estate or of any interest therein; (v) encumber any property or other assets; (vi) declare or pay any dividend; (vii) purchase or redeem any shares, notes or other securities or make any other distribution to stockholders; (viii) increase the rate of remuneration to any of its directors, officers, employees or other representatives, or agree to do so, other than increases in the ordinary course of business consistent with past practices; (ix) adopt any new or amend any existing employee benefit plan; (x) form or cause to be formed any subsidiary; (xi) issue, sell, distribute or dispose of any shares, notes or other securities of AMI-West or commit itself to do so; (xii) make any commitments for capital improvements or materially alter standing commitments for capital improvements; (xiii) fail to keep its properties insured to the same extent as they are currently insured; or (xiv) take or omit to take any action which would cause to be breached, or might result in any breach of, any of the representations, warranties or covenants of AMI contained herein if the same were made anew immediately after any such act or omission.
           (b) Preserve Business. AMI shall cause AMI-West to (and shall, pursuant to the applicable management agreements, instruct QTI to) use all reasonable efforts to preserve intact AMI-West's business organization and to preserve its goodwill as to customers, suppliers and others having business relations with it.
           (c) Inspection. AMI shall cause AMI-West to permit representatives of NEXTEL, during normal business hours, to examine AMI-West's and Comqor's properties, books, contracts, tax returns and other records, and shall furnish or cause to be furnished such representatives with all such information and access to all relevant personnel and properties (including the SMR Assets) concerning the affairs of AMI-West and Comqor as they may reasonably request, subject only to such restrictions or limitations on access as are necessary to avoid undue disruption to the conduct of normal and ordinary business operations.
           (d)  SEC Registration.
                (i) AMI shall, and shall cause AMI-West, Comqor and the Individual Stockholders to, furnish to NEXTEL such information about AMI, AMI-West, Comqor and the Individual Stockholders as may be necessary to enable NEXTEL to prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-4 (or other appropriate and available form) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in respect of the NEXTEL Common Shares to be issued by reason of the AMI-West Share Exchange.
                (ii)  AMI shall furnish to NEXTEL suitable
written certifications (and shall cause its independent public accountants to furnish standard comfort letters) regarding the information it has furnished, or caused to be furnished, for inclusion in such Registration Statement, both immediately prior to the effectiveness of such Registration Statement and at the Closing. AMI shall bear its own expenses (and the expenses, if any, of AMI-West, Comqor and the Individual Stockholders), including accountant's and counsel's fees and expenses, incurred in discharging the foregoing obligations regarding such Registration Statement.
                (iii)  AMI and the Individual Stockholders
covenant and agree to enter into standard cross indemnification arrangements with NEXTEL relating to such Registration Statement and the inclusion therein of information regarding such parties or their affiliates.
                (iv)  If resales of the NEXTEL Common Shares
received by AMI and the Individual Stockholders are contemplated to be effected pursuant to such Registration Statement, AMI and the Individual Stockholders shall furnish to NEXTEL the relevant information regarding their plans of distribution for inclusion therein, and shall not change such plans of distribution subsequent to the effectiveness of such Registration Statement. AMI and the Individual Stockholders shall pay all costs incurred by them in any resales of NEXTEL Common Shares, whether pursuant to such Registration Statement or otherwise.
                (v) AMI and the Individual Stockholders hereby agree that NEXTEL shall not be obligated to maintain the effectiveness of such Registration Statement for more than 30 days after the Closing.
           (e) Antitrust Filing. In connection with the transactions contemplated by this Agreement, AMI shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed pursuant to the HSR Act and the rules and regulations promulgated thereunder, and shall use its best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.
           (f) Information Update. AMI shall use its best efforts to correct and supplement in writing any information furnished in the Schedules or otherwise expressly contemplated by
Article V of this Agreement, and shall promptly furnish such corrected and supplemental information to NEXTEL, so that such information shall be correct and complete in all material respects at the time such updated information is so provided to NEXTEL, and thereafter to the Closing AMI shall notify NEXTEL in writing of any changes or supplements to such updated information needed to reflect any actions, developments or occurrences in such period necessary to make such information correct and complete in all material respects at all times to the Closing. NEXTEL and AMI hereby agree that AMI's furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of any breach or violation by AMI of any provision of this Agreement, it being understood that any determination as to whether such a breach or violation exists shall be made on the basis of any relevant information, which may include (but based on its substantive content) such information as is so furnished by AMI pursuant to this Section 7.2(f).
           (g) Pending Licenses. AMI covenants and agrees to cause AMI-West to use AMI-West's reasonable best efforts to deliver at the Closing all of AMI-West's trunked 800 MHz SMR licenses or applications currently on file with and pending approval from the FCC, including all frequencies or applications pending for the "Western States SMR Network."
           (h) Best Efforts. AMI covenants and agrees to, and to cause AMI-West to, take all reasonable actions (and refrain from taking such other actions) prior to the Closing as may be necessary or appropriate so that all of the conditions to NEXTEL's obligations to consummate the transactions contemplated by this Agreement, that are dependent upon reasonable action being taken (or refrained from being taken) by AMI and/or AMI-West, shall be satisfied as of the Closing.
           7.3  Tax Provisions.
           (a) Questar represents, warrants, covenants and agrees that:
                (i) The QTI Common Stock to be exchanged in the QTI Share Exchange will be exchanged solely in consideration for NEXTEL Common Shares.
                (ii) Questar has been the sole shareholder of QTI at all times since the formation of QTI.
                (iii) There is no plan or intention by Questar to sell, exchange or otherwise dispose of a number of the NEXTEL Common Shares to be received in the QTI Share Exchange that would reduce Questar's ownership of the NEXTEL Common Shares to a number of shares having a value, as of the Closing, of less than 50% of the value of all of the shares of QTI Common Stock held by Questar immediately prior to the Closing. Shares of QTI Common Stock and NEXTEL Common Shares held by Questar (other than NEXTEL Common Shares acquired in transactions independent from and unrelated to those contemplated by this Agreement) that are sold, redeemed or otherwise disposed of prior or subsequent to the Closing will be considered in making this covenant.
                (iv)  At the Closing, QTI shall not have
outstanding any warrants, options, convertible securities or any other types of right pursuant to which any person could acquire stock in QTI that, if exercised or converted, would affect NEXTEL's acquisition or retention of control of QTI, as defined in Section 368(c) of the Code.
                (v) As of the Closing, the fair market value of the assets of QTI shall exceed its liabilities plus the liabilities, if any, to which its assets are subject.
                (vi) All of the business of QTI (other than the business acquired in accordance with this Agreement) constitutes the historic business of QTI within the meaning of Treas. Regs.
 1.368-1(d)(2), (3) and (4), and all of the assets of QTI (other than money contributed to QTI in accordance with this Agreement) constitutes assets used in its historic business within the meaning of Treas. Regs. 1.368-1(d)(2) and (4).
                (vii) Since October 15, 1993, QTI has not made any distribution with respect to its stock, except for regular dividends from its own funds, and does not plan or intend to make any extraordinary distribution with respect to its stock prior to the Closing except for distributions of the items described in Annex B to this Agreement.
                (viii) QTI has no plan or intention to acquire any of the NEXTEL Common Shares to be issued in the Share Exchanges.
                (ix)  Questar and QTI shall pay their own
expenses, if any, incurred in connection with the QTI Share
Exchange.
                (x) Neither Questar nor QTI is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.
                (xi)  The QTI Common Stock to be acquired by
NEXTEL in the QTI Share Exchange shall not be subject to any liabilities.
           (b) AMI represents, warrants, covenants and agrees that:
                (i) The AMI-West Common Stock to be exchanged in the AMI-West Share Exchange will be exchanged solely in consideration for NEXTEL Common Shares.
                (ii) There is no plan or intention by AMI to sell, exchange or otherwise dispose of a number of the NEXTEL Common Shares to be received in the AMI-West Share Exchange that would reduce AMI's ownership of the NEXTEL Common Shares to a number of shares having a value, as of the Closing, of less than 50% of the value of all of the shares of AMI-West Common Stock held by AMI immediately prior to the Closing. Shares of AMI-West Common Stock and NEXTEL Common Shares held by AMI (other than NEXTEL Common Shares acquired in transactions independent from and unrelated to those contemplated by this Agreement) that are sold, redeemed or otherwise disposed of prior or subsequent to the Closing will be considered in making this covenant.
                (iii) At the Closing, AMI-West shall not have outstanding any warrants, options, convertible securities or any other types of right pursuant to which any person could acquire stock in AMI-West that, if exercised or converted, would affect NEXTEL's acquisition or retention of control of AMI-West, as defined in Section 368(c) of the Code.
                (iv) As of the Closing, the fair market value of the assets of AMI-West shall exceed its liabilities plus the liabilities, if any, to which its assets are subject.
                (v) All of the business of AMI-West (other than the business acquired in accordance with this Agreement) constitutes the historic business of AMI-West within the meaning of Treas. Regs. 1.368-1(d)(2), (3) and (4), and all of the assets of AMI-West (other than money contributed to AMI-West in accordance with this Agreement) constitutes assets used in its historic business within the meaning of Treas. Regs. 1.368-1(d)(2) and (4).
                (vi) Since October 15, 1993, AMI-West has not made any distribution with respect to its stock, except for regular dividends from its own funds, and does not plan or intend to make any extraordinary distribution with respect to its stock prior to the Closing except for distributions of the items described in Annex B to this Agreement.
                (vii)  AMI-West has no plan or intention to
acquire any of the NEXTEL Common Shares to be issued in the Share
Exchanges.
                (viii)  AMI and AMI-West shall pay their own
expenses, if any, incurred in connection with the AMI-West Share
Exchange.
                (ix) Neither AMI nor AMI-West is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.
                (x) The AMI-West Common Stock to be acquired by NEXTEL in the AMI-West Share Exchange shall not be subject to any liabilities.
                (xi)  In the event that one or both of the
Individual Stockholders fail to execute and deliver the form of document set forth in Annex I to this Agreement, AMI, for purposes of its representation, warranty, covenant and agreement set forth in subsection 7.3(b)(ii) above, shall (A) treat each such Individual Stockholder's share in AMI-West (formerly AMI-NV) as though it was owned by AMI and exchanged by AMI for NEXTEL Common Shares in the AMI-West Share Exchange, and (B) treat such NEXTEL Common Shares as though they were sold for cash immediately after the Closing.

                ARTICLE VIII.  COVENANTS OF NEXTEL

           8.1  NEXTEL Common Shares.
           NEXTEL shall, as soon as practicable after the execution and delivery of this Agreement, authorize the issuance and delivery of the number of NEXTEL Common Shares necessary to consummate the QTI Share Exchange and the AMI-West Share Exchange.
           8.2 Name Change. NEXTEL covenants and agrees to take all such action as may be necessary, immediately following the Closing, to amend QTI's Certificate of Incorporation to change legally QTI's name to a name that does not include the word "Questar." In connection therewith, NEXTEL covenants and agrees that it shall not, by reason of the QTI Share Exchange, acquire any rights to the name "Questar" or any variant thereof.
           8.3 Antitrust Filing. In connection with the transactions contemplated by this Agreement, NEXTEL shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed pursuant to the HSR Act and the rules and regulations promulgated thereunder, and shall use its best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.
           8.4  Registration Statement.
           (a) NEXTEL shall promptly prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-4 (or other appropriate and available form) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (i) relating to the NEXTEL Common Shares to be issued by reason of the QTI Share Exchange and the AMI-West Share Exchange, and (ii) permitting the resale of such NEXTEL Common Shares thereafter by the recipients thereof for a period of not less than 30 days following the effectiveness of such Registration Statement (but, if such Registration Statement is declared effective at or prior to the Closing, in no event ending later than the 30th day after the Closing). At its sole option, NEXTEL may determine to use the same Registration Statement to register the issuance and/or resales of other NEXTEL Common Shares to be issued to persons other than Questar, AMI and the Individual Stockholders in other transactions. NEXTEL shall use its reasonable best efforts to cause such Registration Statement to become effective and to maintain its effectiveness for 30 days after the Closing to permit resales of the registered NEXTEL Common Shares from time to time by Questar, AMI and the Individual Stockholders.
           (b) NEXTEL shall furnish to Questar, AMI and the Individual Stockholders suitable written certifications (and shall cause its independent public accountants to furnish standard comfort letters) regarding the information it has furnished for inclusion in such Registration Statement, both immediately prior to the effectiveness of such Registration Statement and at the Closing. NEXTEL shall bear its own expenses, including accountant's and counsel's fees and expenses, incurred in discharging the foregoing obligations regarding such Registration Statement. In addition, NEXTEL shall pay all filing fees to register NEXTEL Common Shares with the Securities and Exchange Commission.
           (c) NEXTEL covenants and agrees to enter into standard cross indemnification arrangements with Questar, AMI and the Individual Stockholders relating to such Registration Statement and the inclusion therein of information regarding such parties or their affiliates.
           (d) In addition to the registration and resale rights provided in the foregoing subsections (a) through (c), NEXTEL hereby grants additional registration rights ("piggyback registration rights") to Questar, AMI and the Individual Stockholders (the "Original Holders") at any time during the two-year period following the Closing that NEXTEL proposes to register NEXTEL Common Shares under the Securities Act of 1933, as amended. The piggyback registration rights shall have the characteristics and restrictions described in Annex D to this Agreement (previously delivered to all parties hereto) and shall be non-transferable except to (i) an affiliate of one of the Original Holders that becomes a holder of NEXTEL Common Shares received by reason of the Share Exchanges or (ii) any one person not affiliated with one of the Original Holders that becomes a holder of NEXTEL Common Shares received by reason of the Share Exchanges and that is designated in writing to NEXTEL by one of the Original Holders as the transferee of such Original Holder's piggyback registration rights.
           8.5 NASDAQ Listing. NEXTEL shall use its best efforts to list (subject to notice of issuance) on the NASDAQ National Market System, the NEXTEL Common Shares to be issued in connection with the Share Exchanges.
           8.6 Information Update. NEXTEL shall use its best efforts to correct and supplement in writing any information furnished in the Schedules or otherwise expressly contemplated by
Article VI of this Agreement, and shall promptly furnish such corrected and supplemental information to Questar, AMI and the Individual Stockholders, so that such information shall be correct and complete in all material respects at the time such updated information is so provided to Questar, AMI and the Individual Stockholders, and thereafter to the Closing NEXTEL shall notify Questar, AMI and the Individual Stockholders in writing of any changes or supplements to such updated information needed to reflect any actions, developments or occurrences in such period necessary to make such information correct and complete in all material respects at all times to the Closing. NEXTEL, Questar, AMI and the Individual Stockholders hereby agree that NEXTEL's furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of any breach or violation by NEXTEL of any provision of this Agreement, it being understood that any determination as to whether a breach or violation exists shall be made on the basis of any relevant information, which may include (but based on its substantive content) such information as is so furnished by NEXTEL pursuant to this Section 8.6.
           8.7  Employees.
           (a) NEXTEL covenants and agrees that as of the Closing it shall offer positions of employment, or shall cause QTI or AMI-West, as appropriate, to offer continued employment, to all of the field and headquarters staff employees of QTI and AMI-West with the relevant operations and at compensation levels substantially similar to those provided by QTI and AMI-West, as the case may be, immediately prior to the Closing.
           (b) Effective as of the Closing, (i) Questar shall cause QTI and AMI-West to withdraw from any employee benefit plans maintained by Questar or AMI for any present or former employees, directors, officers, shareholders or consultants of QTI or AMI-West, and (ii) Questar shall assume from QTI and AMI-West (and shall cause QTI and AMI-West to transfer and assign to Questar) sponsorship of, and all liabilities and obligations with respect to all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all other employee benefit programs maintained as of the Closing by Questar or AMI-West.
           (c) NEXTEL shall provide, or shall cause QTI or AMI-West, as appropriate, to provide, each employee who accepts employment with NEXTEL, QTI or AMI-West following an offer described in paragraph (a) or this Section 8.7 (an "Acquired Employee") with (i) three months severance pay if his employment is terminated, other than for cause, by NEXTEL, QTI or AMI-West (or any successor employer that may own the relevant operations) prior to the first anniversary of the Closing, and (ii) as of the Closing, employee plans and programs which, in the aggregate, are no less favorable than benefit plans provided as of the Closing to employees of NEXTEL (or any successor employer that may own the relevant operations) employed in similar positions, with each Acquired Employee receiving credit for services previously rendered to QTI or AMI-West, as the case may be, for purposes of vacation policy and other benefits based on years of service. NEXTEL shall be responsible for all benefits with respect to the Acquired Employees incurred, accrued or legally committed to upon or after the Closing. Notwithstanding any provision contained in this Section 8.7, Questar and AMI, as the case may be, shall remain responsible with respect to continuation coverage requirements under Section 4980B of the Code and Sections 601-606 of ERISA for current or former employees, directors, officers, stockholders or consultants of QTI or AMI-West (other than Acquired Employees) who have exercised or are eligible to exercise their right to such continuation coverage, and QTI and AMI-West shall have no such responsibility therefor upon or after the Closing.
           (d) Each field and headquarters staff employee of QTI and AMI-West immediately prior to the Closing shall be deemed a third party beneficiary of this Agreement solely for purposes of subsection (a) above. Each Acquired Employee shall be deemed a third party beneficiary of this Agreement solely for purposes of subsection (c) above.
           (e) NEXTEL hereby confirms that employment and/or consulting agreements shall be entered into with the four individuals listed on Annex F to this Agreement (previously delivered to all parties hereto), and shall have the principal substantive terms as set forth in Exhibits 1, 2, 3 and 4 to such Annex F (previously delivered to all parties hereto), and shall be effective as of the Closing.
           8.8 Roaming Exclusivity. NEXTEL covenants and agrees that as promptly as practicable it shall commence good faith negotiations with QTI and AMI-West with respect to exclusive roaming arrangements between QTI's and AMI-West's, as the case may be, operations in Seattle, Las Vegas, Salt Lake City and San Diego and all of NEXTEL's operations, with such roaming arrangements to be proposed by NEXTEL on substantially the same terms as NEXTEL is prepared to offer to operators of SMR systems in other metropolitan areas not served by NEXTEL or its affiliates; provided that NEXTEL shall be released from all obligations pursuant to this Section 8.8 (and may terminate, amend or otherwise modify any such roaming arrangements previously entered into) from and after the Closing.
           8.9 Tax Provisions. NEXTEL represents, warrants, covenants and agrees that:
           (a) The NEXTEL Common Shares to be issued in the Share Exchanges shall be exchanged solely as consideration for QTI Common Stock and AMI-West Common Stock.
           (b) NEXTEL has no plan or intention to liquidate QTI or AMI-West or to merge QTI or AMI-West into another corporation (in which QTI or AMI-West, respectively, is not the surviving corporation).
           (c) Immediately after the Closing, NEXTEL shall own directly all of the outstanding QTI Common Stock and AMI-West Common Stock. NEXTEL has no plan or intention to sell or otherwise dispose of any shares of QTI Common Stock or AMI-West Common Stock. NEXTEL has no plan or intention to cause either QTI or AMI-West to issue additional shares of QTI Common Stock or AMI-West Common Stock, respectively, or to create any new class of stock; and immediately after the Closing, NEXTEL shall prevent QTI and AMI-West from issuing any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of QTI or AMI-West, the sale, disposition, issuance, creation, exercise or conversion, respectively, of which would adversely affect NEXTEL's acquisition or retention of control of QTI or AMI-West, within the meaning of Section 368(c) of the Code.
           (d) NEXTEL shall pay its own expenses incurred in connection with the Share Exchanges only, and not those of QTI, AMI-West, Questar, AMI or any other person.
           (e) Immediately after the Closing, NEXTEL shall cause each of QTI and AMI-West to continue its respective historic business or use a significant portion of its respective historic business assets in a business within the meaning of Treas. Regs. 1.368-(d).
           (f)  NEXTEL is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.
           (g) NEXTEL has no plan or intention to reacquire any of the NEXTEL Common Shares to be issued in the Share Exchanges.
           (h) NEXTEL shall assume no liabilities of either Questar or AMI in connection with the Share Exchanges.
           8.10 Securities Laws Acknowledgment. NEXTEL hereby acknowledges that Questar, AMI and the Individual Stockholders shall be entitled to all of their respective rights and remedies under the federal securities laws in connection with their acquisition of NEXTEL Common Shares by reason of the Share Exchanges.
           8.11 Best Efforts. NEXTEL covenants and agrees to take all reasonable actions (and refrain from taking such other actions) prior to the Closing as may be necessary or appropriate so that all of the conditions to Questar's and AMI's obligations to consummate the transactions contemplated by this Agreement, that are dependent upon reasonable action being taken (or refrained from being taken) by NEXTEL, shall be satisfied as of the Closing.

                 ARTICLE IX.  ADDITIONAL COVENANTS

           9.1  Cooperation.
           (a) NEXTEL, Questar and AMI covenant and agree to, and to cause their respective appropriate affiliates to, (i) as promptly as practicable, use their respective reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain all governmental and regulatory consents and approvals required to consummate the transactions contemplated by this Agreement; (ii) exert their respective reasonable best efforts to obtain all material consents and approvals of third parties that they (or any of their respective appropriate affiliates) are responsible for obtaining to consummate the transactions contemplated by this Agreement; and (iii) in the manner contemplated by Sections 7.1(c) and 7.2(c), make available to each other and to each other's representatives their respective business, accounting and personnel records under all reasonable circumstances.
           (b) In the event that an acquisition, event or transaction agreed to or effected by NEXTEL after October 15, 1993 that was not disclosed to Questar or AMI prior to October 15, 1993 (an "Undisclosed Subsequent Matter") will adversely affect the ability of the parties to obtain any antitrust regulatory approval for the Share Exchanges, NEXTEL hereby agrees to use its best efforts to eliminate any such regulatory impediment, but only to the extent arising by reason of such Undisclosed Subsequent Matter, to the consummation of the transactions contemplated by this Agreement.
           9.2  Confidentiality.
           (a) Except for the use of information as required in connection with NEXTEL's Registration Statement and any other governmental filing required in order to complete the transactions contemplated herein, all information received by each of Questar, AMI, the Individual Stockholders and NEXTEL and their respective representatives pursuant to the terms of this Agreement shall be kept in strictest confidence by the receiving party and its representatives and shall not be used by the receiving party or its representatives other than in connection with such receiving party's evaluation, analysis and due diligence activities undertaken in connection with the transactions referred to herein; provided, however, that the parties may disclose such information to their respective representatives, but only if such representatives reasonably need to know such information in connection with the receiving party's evaluation, analysis and due diligence activities undertaken in connection with the transactions referred to herein. NEXTEL, Questar, AMI and the Individual Stockholders shall, and shall cause their respective appropriate affiliates to, inform each of their respective representatives receiving information of the confidential nature of the information and direct such representatives to treat the information confidentially and not to use it other than in connection with such representatives' conduct of activities relating to or participation in the transactions referred to herein. Without the consent of the party to which the information pertains, the other parties shall not, and each shall direct their respective appropriate affiliates and their respective representatives not to, disclose to any person (i) that any information has been made available to them, (ii) that discussions are taking place between the parties, or (iii) any other facts with respect to the discussions between the parties.
           (b) If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information as to one of the other parties, including all information prepared by the receiving party or such receiving party's representatives, shall be turned over to the party furnishing the same, except that such information prepared by the receiving party or such receiving party's representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) shall remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement).
           (c) The foregoing confidentiality provisions shall not apply to such portions of the information received which
(i) are or become generally available to the public through no action by the receiving party or by such party's representatives or (ii) are or become available to the receiving party on a nonconfidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure by NEXTEL of any information disclosed by Questar, QTI, AMI, AMI-West or the Individual Stockholders, so long as such disclosure occurs after the Closing.
           (d) Each of NEXTEL, Questar and AMI confirm that, with their respective prior written consent, which shall not be unreasonably withheld by any of them, the information provided by Questar and/or AMI to NEXTEL, or by NEXTEL to Questar and/or AMI, may be furnished to other third parties having a legitimate need for access to such information; provided that such written consent of NEXTEL, Questar or AMI, as appropriate, may be conditioned upon the entry by such third parties into suitable confidentiality agreements governing their use of, and obligations to keep confidential, such information.
           (e)  For purposes of this Section, the term
"information" shall mean all information furnished as contemplated herein by or on behalf of a party (including its respective appropriate affiliates) to another party and/or to such other party's representatives, together with all written or electronically stored documentation prepared by the receiving party or its representatives to the extent based on or reflecting, in whole or in part, any of such information.
           9.3 Trading Prohibitions. Questar, AMI and the Individual Stockholders hereby acknowledge that as a result of disclosures by NEXTEL to each of them as contemplated under this Agreement, Questar, AMI and their respective affiliates, and the Individual Stockholders, may, from time to time, possess material, non-public information concerning NEXTEL and certain other companies. Questar and AMI, on their behalf and on behalf of their respective affiliates, and the Individual Stockholders confirm their awareness, and have advised their respective representatives, that (a) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling (directly or indirectly) the securities of any company to which such information relates, and (b) material, non-public information in their possession shall not be communicated to any other person except as permitted herein.
           9.4 Non-Competition. Questar and AMI agree for themselves and their respective affiliates that for a period of five years after the Closing, Questar and AMI (and their respective affiliates) shall not engage in, or have a greater than 30% beneficial interest in a third party that engages in, the provision of wireless communication services utilizing spectrum (a "Competitive Business") in the States of California, Idaho, Oregon, Montana, New Mexico, Utah, Colorado, Washington, Wyoming, Nevada and Arizona; provided, however, that:
           (a) such restriction shall not prohibit any affiliate of AMI from making investments in a Competitive Business in the ordinary course in connection with its mutual fund, brokerage and investment management businesses;
           (b) neither Questar nor AMI or their respective affiliates shall be precluded from acquiring a Competitive Business as part of a larger acquisition, so long as the Competitive Business is disposed of as promptly as practicable following such acquisition, allowing for an orderly disposition;
           (c) Questar and its affiliates may own and operate a Competitive Business, including SMR systems, paging systems, mobile radio and microwave systems currently owned by them, for
(i) internal non-commercial purposes relating to the operation of such affiliates and (ii) for existing customers of Questar and its affiliates as of the Closing (other than any of such customers who also then are customers of QTI);
           (d) subject to the terms of a certain letter agreement, dated December 10, 1993, between NEXTEL and Questar Service Corporation, a wholly owned subsidiary of Questar ("Questar Service"), Questar Service may purchase certain SMR channels owned by Crescent Communications which are subject to a right of first refusal agreement set forth in that certain Site Use, Systems Maintenance, Telecommunications Interconnect and Microwave Services Agreement dated May 1, 1991, between Questar Service and Crescent Communications; it being understood that if such channels are purchased by a Questar subsidiary, such entity may continue to serve and maintain the commercial customers served by Crescent Communications at the time of the purchase, provided that in no event shall Questar or any Questar subsidiary solicit or otherwise serve commercial customers other than those served by Crescent Communications at the time of the purchase;
           (e) Questar Service and its affiliates may offer SCADA (Supervisory Control and Data Acquisition) systems and services to third parties so long as NEXTEL or any of its subsidiaries is not then currently providing its customers with a similar service in such geographic area;
           (f) Questar and its affiliates may provide long distance voice and data transmission services to third parties on microwave systems;
           (g) Questar Service and its affiliates may install, implement and provide services of local area networks and wide-area networks, on both a wired and wireless basis, for data transmission and communications between computer systems of third parties on an internal basis of such third party; and
           (h) AMI or its affiliates may continue to own and operate the assets referred to in Section 2.1(a)(iii) of this Agreement.
           9.5  General Indemnity; Non-Survival of
Representations.
           (a) Questar and AMI hereby covenant and agree to indemnify and save harmless NEXTEL and its affiliates (including those resulting from the QTI Share Exchange and the AMI-West Share Exchange) from and against any and all claims, liabilities, costs, damages and expenses ("Costs") incurred by any of such entities due to any breach of the representations and warranties of Questar and/or of AMI contained in any of Sections 4.12, 4.13, 4.19, 4.25, 5.12, 5.13, 5.19, and 5.25, or any matter or circumstance that would cause or result in the Closing condition set forth in Section 10.2(k) not being satisfied (the "Liability Reps and Warranties") or any failure to observe or perform any covenant or other agreement, on the part of Questar, AMI or their respective affiliates (including, prior to the Closing, QTI, AMI-West and Comqor) contained in this Agreement or in any other definitive transaction agreement. Except as and to the extent necessary to assert any claim for indemnification in connection with the Liability Reps and Warranties described in the immediately preceding sentence, or to assert a claim based on a fraudulent or intentional misrepresentation made by any of NEXTEL, Questar or AMI in this Agreement, all representations and warranties of NEXTEL, Questar and/or AMI contained in this Agreement, or in any certificate, document, Schedule, Annex or instrument delivered pursuant hereto shall terminate effective upon the Closing. Such indemnification obligations shall be imposed severally on Questar and AMI in the proportion of 67% and 33%, respectively, of the relevant Costs, but except as set forth below otherwise shall not be limited in time or amount, nor subject to any deductible, basket or other limiting factors, except that (i) claims for indemnification of Costs incurred as a result of breaches of such Liability Reps and Warranties (other than breaches constituting intentional or fraudulent misrepresentation) must be asserted on or prior to (A) the second anniversary of the Closing or (B) the expiration of the applicable statute of limitations period in the case of such Liability Reps and Warranties concerning tax matters, (ii) the resulting payments of such Costs shall be limited in aggregate amount to $26,680,000 (the "Cap"), (iii) no payments shall be required to be made on such claims until indemnified Costs exceed an aggregate "basket" amount of $500,000 (with "first dollar" recovery of all indemnified Costs (subject to the Cap) once such basket amount is exceeded, (iv) any claim based on or resulting from a fraudulent or intentional misrepresentation by any party must be asserted prior to the expiration of the applicable statute of limitations therefor and (v) any claim based on any breach of any representation or warranty made by NEXTEL in this Agreement or in any certificate, document, schedule or instrument delivered pursuant hereto must be asserted on or prior to the second anniversary of the Closing. To the extent the requirement set forth in the immediately preceding sentence that certain claims be asserted prior to the second anniversary of the Closing would shorten the applicable statute of limitations, the parties confirm that they intend such a result and agree that no claims or causes of action may be brought against Questar and/or AMI and/or NEXTEL or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained herein except as provided in this Section 9.5(a) after the Closing or, except as provided in Section 11.2 hereof, after any termination of this Agreement. This Section 9.5(a) shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, or any right or remedy available to any party as a result of any breach, non-fulfillment or non-performance of any such covenant or agreement by any of the other parties.
           (b) The obligations of Questar and/or AMI to indemnify NEXTEL under Section 9.5 hereof with respect to Costs resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:
                (i) Any party against whom any Claim is asserted will give the party required to provide indemnity hereunder written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party's obligations under this Section 9.5, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, NEXTEL shall have the sole right thereafter to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party; and
                (ii) Anything in this Section 9.5 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (A) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to NEXTEL of a written release from all liability in respect of such action, suit or proceeding or (B) for other than monetary damages without the prior written consent of NEXTEL, which consent shall not be unreasonably withheld.
           9.6  Tax Indemnity.
           (a)(i) NEXTEL shall indemnify and save Questar and AMI and their respective affiliates (each of them, an "Indemnified Party") harmless from any and all Costs ("Indemnifiable Amounts") (including, without limitation, any Reorganization Taxes (as defined in subsection (b)(iv)) and any Additional Amounts (as defined in subsection (b)(i)) incurred by any of such Indemnified Parties by reason of a Share Exchange failing to qualify as a Reorganization (as defined in subsection
(b)(vii)) if the primary cause of such failure is (A) a breach by NEXTEL (or any NEXTEL affiliate or a person under NEXTEL's direct or indirect control or acting in concert with NEXTEL, including, from and after the Closing, QTI, AMI-West and Comqor (a "NEXTEL Entity")) of any representation, warranty or covenant contained in Section 8.9 hereof or (B) any other act (or failure to act) by NEXTEL or a NEXTEL Entity taken (or not taken) before the fifth anniversary of the Closing; provided, however, that in no event shall any such act (or failure to act) constitute the primary cause of a failure of any Share Exchange to qualify as a Reorganization if it is specifically required by the terms of this Agreement. Notwithstanding the foregoing, NEXTEL shall have no liability to pay any given Indemnified Party any Indemnifiable Amount under this Section with respect to a Share Exchange in which such Indemnified Party (or any affiliate) was a party, if, regardless of any breach described in clause (A) above or any other act (or failure to act) by NEXTEL or any NEXTEL Entity, a substantive factual basis for a Final Determination (as defined in subsection (b)(iii)) that such Share Exchange did not qualify as a Reorganization was attributable to (X) any breach by an Indemnified Party (or any affiliate or a person under such Indemnified Party's direct or indirect control or acting in concert with such Indemnified Party) of any representation, warranty or covenant contained in Section 7.3 hereof, or (Y) any other acts or failures to act of any person other than NEXTEL or any NEXTEL Entity; it being understood that for purposes of the preceding clause of this sentence, a substantive factual basis for such Final Determination is only a basis which would, in and of itself, be, or have been, sufficient to support such Final Determination.
                (ii)  Each Indemnified Party shall promptly
notify NEXTEL upon receipt of notice of the commencement of any audit for a period which includes the Closing or any other inquiry from a taxing authority for any such period or any other period concerning a Share Exchange. NEXTEL shall have the right, at NEXTEL's cost, to participate in and control any such audit or any response to any such inquiry to the extent such audit or inquiry concerns any matter regarding whether a Share Exchange might be a Reorganization; provided, however, NEXTEL shall have control only over the portion of such audit or inquiry addressing such matter (the "NEXTEL Portion"); and provided further, that nothing herein shall limit such Indemnified Party's right to participate, at its own expense, in the NEXTEL Portion of any such audit or inquiry. NEXTEL shall also have the right, at NEXTEL's cost, to participate in and control any further proceedings to contest, resolve and defend against any assessment of, notice of deficiency in, or other adjustment to, taxes of an Indemnified Party for which NEXTEL may have liability under subsection (a)(i) ("Further Proceedings") and to employ counsel (and such other advisors) of its choice, at its expense; and provided that NEXTEL shall not settle or otherwise resolve any issue which may affect an Indemnified Party's liability for Reorganization Taxes for which NEXTEL does not have responsibility for payment thereof, without such Indemnified Party's consent. In furtherance of the respective parties' rights to participate in any such audits, inquiries or Further Proceedings, and NEXTEL's right, as described above, to control such audits, inquiries or Further Proceedings, the parties shall use their best efforts to cooperate, in good faith, in the conduct of such audits, inquiries or Further Proceedings.
Without limiting the generality of the foregoing, each Indemnified Party shall at NEXTEL's expense (A) promptly upon the commencement of any such audit or Further Proceeding, provide NEXTEL with a limited power of attorney authorizing NEXTEL (or its authorized representatives) to represent such Indemnified Party with respect to the NEXTEL Portion of such audit or inquiry or with respect to such Further Proceedings; provided, however, that NEXTEL shall not supply such limited power of attorney to, or contact in any way in relation to such audit, any taxing authority until the taxing authority or other governmental representative has raised an inquiry concerning a Share Exchange;
(B) promptly provide NEXTEL with copies of any notices or other communications between such Indemnified Party and the taxing authority or other governmental representative relating or relevant to the NEXTEL Portion of such audit, inquiry or Further Proceeding; (C) provide NEXTEL (or its authorized representatives) the opportunity to participate in, prepare, and control any communications (including, without limitation, any meetings, conferences, or other written or oral presentations) from such Indemnified Party to the taxing authority or other governmental representative relating to the NEXTEL Portion of such audit, inquiry or Further Proceeding; and (D) promptly provide NEXTEL with any information and assistance reasonably requested by NEXTEL relating to the NEXTEL Portion of such audit or inquiry or to such Further Proceeding.
                (iii) If NEXTEL does not exercise its rights of participation or control under subsection (ii), within five days after a Final Determination that a Share Exchange did not qualify as a Reorganization (or, in the case of an Additional Amount described in subsection (b)(i)(A) below, after receipt of a notice of assessment of such Additional Amount), then an Indemnified Party claiming indemnification from NEXTEL pursuant to subsection (i) shall provide to NEXTEL a written claim for such indemnification setting forth the grounds for the claim and the amount claimed, including the computation thereof and sufficient background documentation of such computation to enable NEXTEL to make reasonable verification of the accuracy of such claim, and NEXTEL shall pay any Indemnifiable Amounts for which it is liable under subsection (i) to the appropriate Indemnified Party by wire transfer, no later than ten days after receiving such claim and the supporting documentation described above, unless such tax or Additional Amount is due (i.e., the last day on which it is payable without the assessment of additional interest or penalty) earlier, in which case, no later than the day preceding the date due. If NEXTEL does exercise its rights of participation or control under subsection (ii), then NEXTEL shall pay any Indemnifiable Amounts for which it is liable under subsection (i) to the appropriate Indemnified Party by wire transfer, no later than five days after a Final Determination that a Share Exchange did not qualify as a Reorganization (or, in the case of an Additional Amount described in subsection
(b)(i)(A) below, after receipt of a notice of assessment of such Additional Amount).
           (b)  For purposes of this Section:
                (i) "Additional Amounts" shall mean (A) any portion of any interest, penalties or additions to any Reorganization Taxes or any other tax of an Indemnified Party, whenever assessed, which interest, penalty or addition relates to the failure of a Share Exchange to qualify as a Reorganization and would not have been assessed or asserted but for a Share Exchange failing to qualify as a Reorganization and (B) any tax imposed on an Indemnified Party by reason of any payment to it of Indemnifiable Amounts (including Additional Amounts described in this clause (B)) with respect to either (1) any Charitable Contribution Share (as defined in subsection (b)(ii)), or (2) any NEXTEL Common Share exchanged (or deemed exchanged) for a share or shares (or portions thereof) of Advanced MobileComm of Colorado, Inc.; in the interest of convenience, for purposes of quantifying any Additional Amounts defined under clause (B) of this subparagraph, the tax rate shall be deemed to be the same as the rate specified in subsection (b)(iv)(A).
                (ii) "Charitable Contribution Share" shall mean any NEXTEL Common Share disposed of by an Indemnified Party, prior to a Final Determination that a Share Exchange in which such NEXTEL Common Share was received failed to qualify as a Reorganization, which disposition constitutes a charitable contribution within the meaning of Section 170 of the Code and to which Section 170(e)(1)(B)(ii) of the Code does not apply.
                (iii) "Final Determination" shall mean a final settlement with a taxing authority or a final or otherwise non-appealable judgment by a court of competent jurisdiction.
                (iv)  "Reorganization Taxes" shall mean with
respect to any given Indemnified Party, any tax, imposed or assessed with respect to a Share Exchange as a result of a Final Determination that, with respect to such Indemnified Party, such Share Exchange did not qualify as a Reorganization; in the interest of convenience, for purposes of quantifying NEXTEL's liability to pay Indemnifiable Amounts, the amount of Reorganization Taxes shall equal the product of (A) 40% and
(B) the aggregate amount of the Share Exchange Gain (as defined in subsection (b)(vi)) with respect to such Share Exchange.
                (v)  "Retained Share" shall mean any NEXTEL
Common Share received in a Share Exchange by an Indemnified Party (or any affiliate) pursuant to the QTI Exchange Ratio or the AMI-West Exchange Ratio, as the case may be (as adjusted pursuant to Sections 1.3, 2.4 or 10.2(e) hereof), and held by such Indemnified Party as of the date of the Final Determination that such Share Exchange failed to qualify as a Reorganization; provided, that for purposes of this Section, Retained Shares shall include, without limitation, (i) all Charitable Contribution Shares and (ii) any such NEXTEL Common Share transferred by an Indemnified Party (or any affiliate) prior to the date of such Final Determination but only if each such transfer was in a transaction in which such NEXTEL Common Share (or the property received in exchange therefor) constituted substituted basis property, within the meaning of Section 7701(a)(42) of the Code, except to the extent (on a proportionate basis) that such Indemnified Party (or affiliate) recognized gain with respect to such NEXTEL Common Share in the transaction; for example, if an Indemnified Party were to exchange NEXTEL Common Shares in a transaction in which such NEXTEL Common Shares constituted substituted basis property and such Indemnified Party were required to recognize 10% of the gain realized on such exchange, then 9 out of every 10 of such exchanged NEXTEL Common Shares would be deemed to be Retained Shares.
                (vi)  "Share Exchange Gain" shall mean with
respect to each Retained Share the excess of (A) the average of the highest and lowest trading price of a NEXTEL Common Share on the NASDAQ exchange (or, if not traded on the NASDAQ exchange, the principal exchange on which the NEXTEL Common Shares trade) on the Closing over (B) such Indemnified Party's adjusted tax basis (as of the Closing) for a share (or portion thereof) of either QTI or AMI-West which such Indemnified Party exchanged for such Retained Share. Proper adjustments shall be made to the calculation of the number of the Retained Shares and the amount of Share Exchange Gain with respect to such Retained Shares in the event of any stock dividend, stock split, recapitalization or other similar event affecting the NEXTEL Common Shares between the Closing and the date of a Final Determination that a Share Exchange in which such NEXTEL Common Shares were received failed to qualify as a Reorganization.
                (vii)  "Reorganization" shall mean a
reorganization, within the meaning of Section 368(a) of the Code.
           9.7 Digital Mobile System. Notwithstanding Section 7.1(a) as it relates to Questar and Section 7.2(a) as it relates to AMI, Questar and AMI shall cause QTI and AMI-West, respectively, to carry out currently contemplated Digital Mobile System ("DMS") planning and engineering activities with respect to the proposed DMS for Las Vegas, Nevada and to continue to pursue the grant of pending applications for, and to maintain authorizations received for construction or operation of any DMS of either of QTI or AMI-West in any State; provided, however, that Questar and AMI shall have no obligation to cause QTI and AMI-West, respectively, to incur any expenditures for capital assets relating to any such DMS, or to carry out planning and engineering activities with respect to any such DMS (other than Las Vegas, Nevada as provided above) or (other than as may be required to meet or satisfy the conditions described in Sections 10.2(d) and (e) of this Agreement) to acquire any SMR channels or related FCC SMR licenses in addition to those set forth on Annex A to this Agreement, unless in any such case NEXTEL agrees to supply the relevant entity with the necessary funds for such purpose (in which case Questar and AMI shall promptly reimburse NEXTEL upon request for the aggregate amount of all funds so supplied by NEXTEL to the relevant entity, if the acquisition of the SMR Assets as contemplated herein is not consummated). Subject to the foregoing, and unless otherwise expressly required by this Agreement, neither Questar nor AMI shall be obligated to provide any cash or working capital to either of QTI or AMI-West.
           9.8  Structural Modifications.
           (a) The parties to this Agreement covenant, agree and acknowledge that they shall agree to appropriate modifications to the Share Exchanges if necessary to provide for a more favorable tax treatment with respect to the tax-free nature of the acquisition of the SMR Assets by NEXTEL so long as such modifications do not result in any more than nominal increase in transaction costs, or any more than nominal loss of expected transaction benefits, to NEXTEL.
           (b) If, prior to the Closing, NEXTEL proposes to adopt a holding company form of corporate structure in which NEXTEL would become a wholly owned subsidiary of a newly-formed holding company ("Holdco") that would have a capital structure identical to the capital structure of NEXTEL, then, if requested by NEXTEL and so long as (i) the intended tax-free treatment of the Share Exchanges would not be adversely affected and (ii) the other aspects of related share exchange transactions involving Holdco equity would be equivalent to or no less favorable than the Shares Exchanges involving NEXTEL equity to Questar, AMI and the Individual Stockholders, the parties to this Agreement covenant, agree and acknowledge that they shall agree to appropriate modifications to the Share Exchanges to accommodate share exchanges involving Holdco equity, and to the substitution of Holdco for NEXTEL in such share exchanges.
           9.9  Significant Transactions.
           (a) Notwithstanding any other provisions of this Agreement, NEXTEL agrees that, prior to the Closing, each of Questar and AMI shall be permitted, so long as neither Questar nor AMI (or any of its affiliates or representatives) have solicited or encouraged any inquiries, proposals or offers from any person relating to any transaction in which any third party seeks to acquire any of the securities of any of QTI, AMI-West or Comqor, or any of the SMR frequencies and related FCC SMR licenses owned by any of QTI, AMI-West or Comqor, or control or have the ability to control any of QTI, AMI-West or Comqor or any of their respective businesses or any material part of their respective holdings of SMR Assets ("Significant Transaction"), to participate in any discussions or negotiations with a third party with respect to a Significant Transaction, and furnish to any other person any confidential information with respect to any of QTI, AMI-West or Comqor or their securities, businesses or the SMR Assets, but only if the Boards of Directors of Questar and AMI receive any bona fide proposal from a credible third party for a Significant Transaction and are advised by counsel that approval, acceptance or recommendation of such proposal would be required by their fiduciary obligations under applicable law, and in such case this Agreement, subject to subsection (b) below, may be terminated by Questar and AMI.
           (b) Upon the termination of this Agreement as provided in subsection (a) above, Questar and AMI shall promptly take all actions required to sell, assign and transfer to NEXTEL, at NEXTEL's written request delivered to Questar and AMI within 30 days following such termination, all SMR Assets then owned or managed by any of QTI, AMI-West or Comqor in the State of California ("California Assets") at an aggregate price, payable in cash at the closing of such transaction to Questar and AMI (as they may direct) equal to the sum given by the formula [Y multiplied by $350,000] plus [Z multiplied by $100,000], where Y equals the number of frequencies included in such California Assets that would satisfy the requirements for "core channel area" trunked 800 MHz SMR channels in the San Diego, California metropolitan market (as determined in accordance with Section 10.2(d) and (e) of this Agreement) ("Core Channels") and Z equals the number of remaining frequencies included in such California Assets representing trunked 800 MHz SMR channels that are not Core Channels. The terms of any such sale, assignment and transfer of the California Assets otherwise shall be consistent with the terms that would have been applicable to the acquisition of the SMR Assets hereunder, except that Questar and AMI shall cause QTI, AMI-West and Comqor to promptly, at NEXTEL's request, adopt any reasonable interim arrangements, such as, without limitation, entering into a standard management agreement in favor of NEXTEL covering such California Assets, pending the consummation of their sale, assignment and transfer.
           (c) Questar and AMI hereby acknowledge and agree that the foregoing provisions are expressly intended to survive any termination of this Agreement until all obligations of the parties have been completely fulfilled, and NEXTEL shall be entitled to specific performance of such provisions without needing to allege or to establish the inadequacy as a remedy of monetary damages.
           9.10 Offer to Comcast. Questar and AMI, on their own behalf and on behalf of their respective appropriate affiliates, hereby acknowledge and agree that NEXTEL has advised them that NEXTEL has certain contractual obligations to offer to Comcast Corporation, or its affiliates ("Comcast"), the opportunity to acquire NEXTEL Common Shares ("Comcast Offer"), based upon the issuance of NEXTEL Common Shares as contemplated in this Agreement, and that NEXTEL intends to propose to Comcast that such Comcast Offer will be made and, if accepted by Comcast, will be consummated on terms including a per share price for the NEXTEL Common Shares subject to such Comcast Offer equal to the closing price for such a share as reported on the NASDAQ-NMS on the final trading day prior to public announcement of the transactions contemplated herein. Subject to the foregoing, Questar and AMI, on their own behalf and on behalf of their respective appropriate affiliates, hereby confirm their understanding that such Comcast Offer may proceed on such specific terms as NEXTEL and Comcast may agree.
           9.11 Consolidated Group Matters. Questar covenants and agrees with NEXTEL, with respect to QTI, and AMI covenants and agrees with NEXTEL, with respect to AMI-West, that: (a)(i) Questar shall be responsible for and promptly satisfy (or, as to payments due prior to the Closing and if in accordance with customary practice of the parties, cause QTI to satisfy) (x) QTI's obligations and liabilities for taxes ("QTI's Tax Liabilities") for any tax period that ends on or prior to the date on which the Closing occurs (the "Closing Date"); (y) with respect to any tax period that begins before and ends after the Closing Date (a "straddle period"), QTI's Tax Liabilities for the portion of such straddle period that ends on the Closing Date (a "pre-Closing straddle period"), provided that, for excise taxes or taxes based on gross or net income or on the sale, transfer, assignment or other disposition of property (each a "Transfer"), Questar's responsibility for QTI's Tax Liabilities for the pre-Closing straddle period shall be determined using a closing of the books method, by reference to QTI's recorded income and loss for, and Transfers occurring during, the pre-Closing straddle period, and that for other taxes, Questar's liability for taxes for the pre-Closing straddle period shall be determined on a pro rata basis; and (z) obligations and liabilities for taxes of any affiliate of Questar other than QTI for any tax period for which QTI could face liability under Treas. Regs. 1.1502-6 or any similar principle of law; (ii) NEXTEL shall be responsible for QTI's Tax Liabilities for tax periods that begin after the Closing Date and, with respect to straddle periods, for the portion of the straddle period that occurs after the Closing Date (with the amount of such liabilities to be determined under the principles set forth in paragraph (a)(i)(y) immediately above);
(b)(i) AMI shall be responsible for and promptly satisfy (or, as to payments due prior to the Closing and if in accordance with customary practice of the parties, cause AMI-West to satisfy) (x) AMI-West's obligations and liabilities for taxes ("AMI-West's Tax Liabilities") for any tax period that ends on or prior to the Closing Date; (y) with respect to any straddle period, AMI-West's Tax Liabilities for the pre-Closing straddle period, provided that the portion of such liabilities for the pre-Closing straddle period shall be determined under the principles set forth in paragraph (a)(i)(y) immediately above; and (z) obligations and liabilities for taxes of any affiliate of AMI other than AMI-West for any tax period for which AMI-West could face liability under Treas. Regs. 1.1502-6 or any similar principle of law; (ii) NEXTEL shall be responsible for AMI-West's Tax Liabilities for taxable periods that begin after the Closing Date and, with respect to straddle periods, for the portion of the straddle period that occurs after the Closing Date (with the amount of such liabilities to be determined under the principles set forth in paragraph (a)(i)(y) immediately above); (c) Questar or AMI, as the case may be, shall be entitled to any refund of taxes that QTI or AMI-West receives for any tax period for which Questar or AMI, as the case may be, has sole responsibility for such taxes under paragraph (a) or (b) immediately above, and to a portion of any refund received for a straddle period, with such portion to be determined using measurement principles corresponding to those set forth in paragraph (a)(i)(y) above; (d) any tax sharing or tax allocation agreement or arrangement between QTI and any other member of any Questar combined or consolidated group, and between AMI-West and any other member of any FMR Corp. combined or consolidated group, shall be terminated as to QTI and AMI-West as of the Closing, and no further payments shall thereafter be made to or from QTI or AMI-West thereunder; (e) after the Closing, Questar and AMI on the one hand and NEXTEL on the other shall timely provide such information as each may reasonably request of the other to timely prepare and file tax returns, reports and related filings for each of QTI and AMI-West (or, as it relates to QTI or AMI-West, for any Questar, AMI or NEXTEL consolidated or combined group tax return or filing), provided that all tax returns, reports and related filings with respect to QTI and AMI-West that are filed after the Closing, regardless by whom filed, shall be filed consistently with the prior such returns and filings, except as otherwise required by law; and (f) the parties shall cooperate fully after the Closing in preparing tax returns and related filings and in all other matters relating to taxes and shall preserve all business records and documents that they may respectively have relating to QTI and AMI-West and not destroy such records or documents without giving reasonable notice to the other party and reasonable opportunity to such party to make copies of such records and documents before they are destroyed.
               ARTICLE X.  CONDITIONS TO OBLIGATIONS
         10.1 Conditions to Obligations of NEXTEL, Questar and AMI. The obligations of NEXTEL, Questar and AMI to consummate, or cause to be consummated, the Share Exchanges are subject to the satisfaction of the following conditions, any of which may be waived in writing by such parties:
         (a) All waiting periods under the HSR Act and the regulations promulgated thereunder applicable to the Share Exchanges shall have expired or been terminated.
         (b) All necessary approvals, clearances and consents of governmental agencies and regulatory authorities (including all required FCC approvals and consents) required to be procured by NEXTEL, Questar and AMI in connection with the Share Exchanges shall have been procured.
         (c) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Share Exchanges, and neither NEXTEL nor Questar or AMI shall have received notice from any governmental agency that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the Share Exchanges or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or material change in the Share Exchanges.
         (d) NEXTEL's Registration Statement on Form S-4 (or other appropriate and available form) (i) relating to the NEXTEL Common Shares to be issued by reason of the Share Exchanges and
(ii) permitting the resale of such NEXTEL Common Shares thereafter by the recipients thereof shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending such effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.
         (e) The registration statements or other filings as may be required under applicable blue sky laws shall have become effective, and no stop order shall be threatened or in effect with respect thereto.
         (f) The NEXTEL Common Shares issuable in the Share Exchanges shall have been listed or approved for listing upon notice of issuance by the NASDAQ NMS.
         10.2 Conditions to Obligations of NEXTEL. The obligation of NEXTEL to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one of which may be waived in writing by NEXTEL:
         (a) Each of the representations and warranties of Questar and AMI contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time; provided, however, that the condition set forth in this Section 10.2(a) shall be deemed to have been satisfied even if any such representations or warranties (other than those set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.12, 4.13, 4.15, 4.19, 4.25,
5.1, 5.2, 5.3, 5.4, 5.5, 5.12, 5.13, 5.15, 5.19 and 5.25, which must be true and correct in all material respects) are not true and correct in all material respects, unless the failure of any such representations or warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on QTI or AMI or upon the consummation of the transactions contemplated hereby.
         (b) Each of the covenants and agreements of Questar and AMI to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.
         (c) Questar and AMI shall have each delivered to NEXTEL a certificate signed by its President, dated the Closing, certifying, in form reasonably satisfactory to NEXTEL and to its counsel that (i) the resolutions of the Board of Directors of Questar and AMI, respectively, attached to such certificate evidence the authorization and approval of this Agreement and the transactions contemplated hereby; and (ii) to the best of the knowledge and belief of such officer, the conditions specified in
Section 10.1 (a), (b) and (c) and in Section 10.2(a) and (b) as they relate to Questar or AMI, as the case may be, have been fulfilled.
         (d) NEXTEL shall have received favorable opinions, dated the Closing (i) from internal or outside counsel for each of Questar and AMI on the matters set forth in Annex H-1 to this Agreement, and (ii) from outside counsel for each of Questar and AMI reasonably acceptable to NEXTEL on the matters set forth in Annex H-2 to this Agreement.
         (e) The SMR Assets to be acquired at the Closing shall include all of those SMR FCC licenses listed on Annex A to this Agreement (which SMR FCC licenses shall represent SMR frequencies owned by either QTI or AMI-West at the Closing, except for those expressly indicated on Annex A to be subject to management agreements). The condition set forth in the preceding sentence shall be deemed satisfied if (i) for each market identified on Annex A-1 to this Agreement (previously delivered to all parties hereto), the number of 800 MHz SMR frequencies ("SMR Channels") (which SMR Channels are specifically described on Annex A-1) covered by the SMR FCC licenses included in the SMR Assets being acquired at the Closing represent at least 95% of the SMR Channel target established for each such market; and (ii) all of the SMR Channels representing frequencies covered by the SMR FCC licenses included in the SMR Assets being acquired at the Closing represent at least 95% of the aggregate number of SMR Channels specified on Annex A-1. For purposes of meeting the targeted percentages in the preceding sentence, QTI and/or AMI-West may substitute for any SMR Channel listed on Annex A-1 that has been taken back by the FCC an alternative SMR Channel so long as the alternative SMR Channel is in a similar location and provides comparable coverage characteristics as the SMR Channel that was taken back.
         (f) (i) At the Closing, the sum of (A) the SMR Channels owned by QTI and AMI-West, plus (B) the SMR Channels that can be purchased by QTI or AMI-West under management agreements or option agreements to purchase SMR Channels that are managed by QTI or AMI-West (including any such agreement (provided that such agreement does not include frequencies having call signs WNBF 492 and/or WNBF 494) whereby NEXTEL has an option or right to purchase provided that Questar or AMI decide to and contribute to QTI or AMI-West the necessary funds to consummate such purchase) so long as the options to purchase are fully funded, plus (C) the SMR Channels that are the subject of both (1) a legally binding agreement of purchase and sale that entitles either QTI or AMI-West to purchase (including any such agreement (provided that such agreement does not include frequencies having call signs WNBF 492 and/or WNBF 494) whereby NEXTEL has an option or right to purchase provided that Questar or AMI decide to and contribute to QTI or AMI-West the necessary funds to consummate such purchase) and (2) an application to request the FCC's consent to the transfer of the SMR Channel to either QTI or AMI-West so long as the payment obligations of QTI and AMI-West under the agreements of purchase and sale are fully funded, shall equal: at least 80 discrete "core channel area" (as defined below) SMR Channels for Salt Lake City, Utah; at least 45 discrete "core channel area" SMR Channels for San Diego, California; and at least 32 discrete "core channel area" SMR Channels for Denver, Colorado. "Core channel area" SMR Channels in any market are those that are designated as "core channel area" SMR Channels for that market set forth on Annex A-2 to this Agreement (previously delivered to all parties hereto) or that meet the characteristics and/or criteria set forth on such Annex A-2 for that market.
              (ii)  Notwithstanding the provisions of subsection
(e)(i), a contribution of $2,500,000 at the Closing from Questar and AMI to QTI and AMI-West shall be deemed a credit for delivering 10 discrete "core channel area" SMR Channels for San Diego, California ("Deemed San Diego Channels"), in addition to the actual number of SMR Channels delivered (provided that such frequencies shall not include frequencies having call signs WNBF 494 and/or WNBF 492).
                   (A)  If the number of discrete "core channel
area" SMR Channels for San Diego (provided that such frequencies shall not include frequencies having call signs WNBF 494 and/or WNBF 492) delivered (including Deemed San Diego Channels) shall be less than 54, then the number of NEXTEL Common Shares to be issued by reason of the Share Exchanges shall be reduced, in accordance with subsection (iv) below, by the quotient equal to the lesser of (1) $11,550,000 or (2) an amount equal to the sum of $4,800,000 plus the product of $750,000 times the difference between 54 and the number of discrete "core channel area" SMR Channels delivered (including Deemed San Diego Channels) for
San Diego, divided by $60.
                   (B)  If the number of discrete "core channel
area" SMR Channels for San Diego (provided that such frequencies shall not include frequencies having call signs WNBF 494 and/or WNBF 492) delivered (including Deemed San Diego Channels) shall be greater than or equal to 54, but less than 70, then the number of NEXTEL Common Shares to be issued by reason of the Share Exchanges shall be reduced, in accordance with subsection (iv) below, by the quotient of the product of $300,000 times the difference between 70 and the number of discrete "core channel area" SMR Channels delivered (including Deemed San Diego Channels) for San Diego, divided by $60.
              (iii)  Notwithstanding the provisions of subsection
(e)(i), discrete "core channel area" SMR Channels for Reno, Nevada delivered by Questar and AMI to NEXTEL at the Closing ("Deemed Denver Channels") shall be deemed a credit for delivering an identical number of discrete "core channel area" SMR Channels for Denver, Colorado. If the number of discrete "core channel area" SMR Channels for Denver delivered (including Deemed Denver Channels) shall be less than 60, then the number of NEXTEL Common Shares to be issued by reason of the Share Exchanges shall be reduced, in accordance with subsection (iv) below, by the quotient equal to the lesser of (A) $3,080,000 or
(B) the product of $110,000 times the difference between 60 and the number of discrete "core channel area" SMR Channels delivered (including Deemed Denver Channels) for Denver, divided by $60.
              (iv) Unless Questar and AMI agree to a different allocation in writing and deliver such writing to NEXTEL prior to the Closing, any reduction in the number of NEXTEL Common Shares to be issued by reason of the Share Exchanges as a result of the adjustments provided in this subsection (e) shall be allocated 67% to Questar and 33% to AMI and the Individual Stockholders; and the aggregate number of NEXTEL Common Shares to be issued to each such party in the QTI Share Exchange or the AMI-West Share Exchange, as the case may be, shall be reduced accordingly.
         (g) From the date hereof until the Closing, there shall not have occurred or come into existence any fact or circumstance which would be reasonably likely to have a Material Adverse Effect on QTI or a Material Adverse Effect on AMI-West.
         (h) NEXTEL shall have received an opinion of its legal counsel, in form and substance reasonably satisfactory to it, to the effect that all necessary approvals, clearances and consents of all third parties necessary to be obtained by Questar and QTI, and by AMI and AMI-West, as the case may be, in connection with the Share Exchanges have been obtained.
         (i) NEXTEL shall have received letters from Ernst & Young and Coopers & Lybrand, dated at the time of filing the Registration Statement and as of the Closing, addressed to NEXTEL, containing such matters as are customarily contained in auditors' letters regarding information, respectively, about QTI provided by Questar, and about AMI-West provided by AMI, expressly for inclusion in such Registration Statement, and in form and substance reasonably satisfactory to NEXTEL.
         (j) At the time of filing the Registration Statement and also at the Closing, Questar and AMI shall have each furnished to NEXTEL certificates, dated as of said times and signed by its President and Secretary, to the effect that to the best of the knowledge and belief of the signing persons the material contained in the Registration Statement which relates to their company, contains, as of the date of each of such certificates, no material misstatement of fact and does not omit to state any material fact necessary to make the statements made not misleading.
         (k) NEXTEL shall have received (i) an executed representation, warranty, covenant and agreement with respect to tax matters as set forth in the form of Annex I to this Agreement (previously delivered to all parties hereto) from each of the Individual Stockholders, and (ii) an executed release as set forth in the form of Annex J to this Agreement (previously delivered to all parties hereto) from each of the Individual Stockholders or an indemnity of AMI satisfactory to NEXTEL covering the substance of such release.
         (l) At the Closing: (i) the SMR Assets, and all of the issued and outstanding shares of QTI Common Stock and AMI-West Common Stock, shall be free and clear of all liens, encumbrances, obligations, liabilities and other adverse claims of any nature whatsoever, except for (A) those liens, encumbrances, obligations, liabilities or other adverse claims of any nature which constitute (1) any Current Payables, (2) any liens securing any Current Payables, (3) any liens or encumbrances connected with operating leases entered into in the ordinary course of business, consistent with past practices, (4) any non-material liens or encumbrances on any of the SMR Assets not securing any indebtedness, and (5) any liens or encumbrances agreed to in writing by NEXTEL; (B) contractual rights and/or obligations arising pursuant to the terms of management agreements, liabilities or obligations (not constituting indebtedness) incurred in the ordinary course of business coming due for payment or performance after the Closing; and (C) such other matters as may be specifically approved in writing by NEXTEL prior to the Closing; (ii) except as permitted in the foregoing subsection (l)(i), neither QTI, AMI-West nor Comqor shall have any liabilities or obligations (including, without limitation, any indebtedness or other obligations to pay money) of any nature whatsoever; provided, however, that either of QTI, AMI-West or Comqor may have obligations relating to previously consummated or pending acquisitions of SMR Assets, but only if and to the extent that such acquisitions (including the material terms of all definitive agreements relating to such acquisitions) have been disclosed to NEXTEL and that QTI, AMI-West or Comqor, as the case may be, possesses sufficient unrestricted funds (which funds shall not represent any indebtedness) net of any "Approved Prepaid Items" (as described by type, dollar amount and otherwise in Annex K to this Agreement, previously delivered to all parties hereto) on the relevant company's Balance Sheet at the Closing to consummate such acquisitions and to satisfy all monetary obligations of the relevant company relating to such acquisitions; and provided further, that QTI, AMI-West or Comqor, as the case may be, shall possess sufficient unrestricted funds (which shall not represent any indebtedness), net of any Approved Prepaid Items on the relevant company's Balance Sheet at the Closing to consummate all acquisitions of SMR Assets based upon the assumed exercise of all options to acquire SMR channels and related assets contained in management or option agreements to which either of QTI, AMI-West or Comqor is a party (regardless of whether such options have been or will be exercised).
         (m) All necessary approvals, clearances and consents of all third parties necessary to be obtained by Questar, QTI, AMI and AMI-West in connection with the Share Exchanges shall have been obtained.
         10.3 Conditions to the Obligations of Questar and AMI. The obligations of Questar and AMI to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one of which may be waived in writing by Questar and AMI:
         (a) Each of the representations and warranties of NEXTEL contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of NEXTEL to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.
         (b) NEXTEL shall have delivered to Questar and AMI a certificate signed by the President of NEXTEL, dated the Closing, certifying, in form reasonably satisfactory to Questar, AMI and their respective counsel, to the effect that to the best of the knowledge and belief of such officer, the conditions specified in
Section 10.1 (a), (b) and (c) as they relate to NEXTEL and in
Section 10.3(a) have been fulfilled.
         (c) Questar and AMI shall have received a favorable opinion, dated as of the Closing, from outside counsel for NEXTEL reasonably acceptable to them on the matters set forth in Annex L to this Agreement.
         (d) Questar and AMI shall have each received an opinion of its legal counsel, in form and substance reasonably satisfactory to it, to the effect that all necessary approvals, clearances and consents of all third parties necessary to be obtained by NEXTEL in connection with the Share Exchanges have been obtained.
              ARTICLE XI.  TERMINATION/EFFECTIVENESS

         11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
         (a) By mutual written consent of the parties prior to the Closing;
         (b) By Questar and AMI in accordance with Section 9.9 of this Agreement;
         (c) By NEXTEL, prior to the Closing, by written notice to Questar, AMI and the Individual Stockholders from NEXTEL if
(i) the conditions referred to in Sections 10.2(d) and (e) shall not have been satisfied by July 31, 1994; or (ii) the regulatory approvals contemplated by Sections 10.1(a) and (b) shall have become impossible to obtain; or
         (d) By Questar and AMI, prior to the Closing, by written notice to NEXTEL from Questar and AMI, if (i) the regulatory approvals contemplated by Sections 10.1(a) and (b) shall have become impossible to obtain; or (ii) the conditions referred to in Section 10.1(d) and Section 10.3(a) (as it relates to Section 6.3 only) shall not have been satisfied by July 31, 1994.
         11.2 Effect. Any termination of this Agreement effected in accordance with the provisions of Section 11.1 shall not release or relieve either of NEXTEL, Questar, AMI or the Individual Stockholders from any liability for (or other consequences relating to) any breach or violation of the terms of this Agreement by such party occurring prior to the effective time of such termination; and any such termination shall not release or relieve any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

                    ARTICLE XII.  MISCELLANEOUS

         12.1 Amendments. This Agreement may be amended at any time or from time to time prior to the Closing only by a writing which refers to this Agreement and is signed by all of the parties hereto.
         12.2 Waivers. Any waiver by a party of a failure to comply with any provision of, or of any breach of, this Agreement by another party shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.
         12.3 Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. No party hereto may make any assignment of this Agreement or any of its rights or interests herein without the prior written consent of the others; provided, however, that NEXTEL may assign this Agreement in accordance with
Section 9.8(b) of this Agreement. Anything in this Section 12.3 to the contrary notwithstanding, no assignment of this Agreement or any rights or interests hereunder shall relieve the assignor of any liability or obligation hereunder.
         12.4 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when delivered in person or posted by United States registered or certified mail, or delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
         (a)  If to NEXTEL, to:
              201 Route 17 North
              Rutherford, New Jersey 07070
              Attention:  Secretary
              Telecopier No.:  (201) 438-5540

         (b)  If to Questar, to:

              180 East First South
              Salt Lake City, Utah 84111
              Attention:  Secretary

         (c)  If to AMI, to:

              82 Devonshire Street, R25D
              Boston, Massachusetts 02109
              Attention:  Secretary

         (d)  If to the Individual Stockholders, to:

              (i)  Robert C. Mearns
                   6604 Villa Bonita
                   Las Vegas, Nevada 89102

              (ii) Franics G. Fuson
                   3346 Brookfield Avenue
                   Las Vegas, Nevada 89120

or to such other address or addresses as the parties may from time to time designate in writing.
         12.5 Severability. Each Article, Section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under applicable law.
         12.6 Rights and Remedies. Except as expressly set forth in this Agreement, the parties hereto confirm their mutual understanding and intent that (a) no third party is intended to be a beneficiary of, or otherwise to be or to become entitled to rely on the provisions of this Agreement, (b) no third party shall have any recourse against the parties hereto or any of their affiliates based upon or arising out of this Agreement, and
(c) none of the parties hereto or any of their affiliates shall have any liability or responsibility whatsoever to any third party on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon or arising out of this Agreement.
         12.7 Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear all of its own fees and expenses associated with and incurred in connection with this Agreement and the transactions herein contemplated, regardless of whether such transactions shall be consummated; provided, however, that NEXTEL shall reimburse Questar and AMI for legal, accounting and related third party expenses incurred by them only at NEXTEL's request in connection with any registration statement relating to NEXTEL Common Shares other than the Registration Statement referred to in Section 8.4(a) of this Agreement and, as of the date of this Agreement, Questar and AMI confirm to NEXTEL that such reimbursable expenses do not exceed $40,000 in the aggregate. Questar and AMI shall bear all of the fees and expenses of QTI and AMI-West, respectively, associated with and incurred in connection with this Agreement and the transactions herein contemplated, regardless of whether such transactions shall be consummated. Questar and AMI shall also bear all of the fees and expenses incurred by any of QTI, AMI-West or Comqor in connection with the previously contemplated initial public offering by Comqor, including those related to preparation of the related Form S-1 Registration Statement.
         12.8 Captions. The captions in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
         12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute the same agreement.
         12.10 Entire Agreement. Except as expressly set forth herein or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this Agreement, including the Annexes and Schedules referred to herein and any related items disclosed in writing to each of the parties hereto under cover of an instrument referring to this Section, embodies the entire agreement in relation to the subject matter hereof, and supersedes all prior letters of intent, representations, warranties, covenants, understandings or agreements, whether oral or written, relating to the subject matter hereof.
         12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without regard to the principles of conflicts or choices of laws thereof.
         12.12 Annexes and Schedules. The Annexes and Schedules referred to in this Agreement are a part of this Agreement for all purposes.
         12.13 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of NEXTEL, Questar and AMI, which approval shall not be unreasonably withheld by any party; provided, however, that nothing herein shall prevent any disclosure of "information" (as defined in Section 9.2(e) of this Agreement) in the manner and to the extent reasonably believed by the disclosing party to be required by any applicable law.
         12.14 No Existing Disputes. The parties hereto confirm to each other (on their behalf and on behalf of any of their affiliates) that each such party, assuming compliance by the other parties with the terms of this Agreement, is aware of no action, condition or matter that is presently the basis for any dispute or claim of such party against any of the others concerning this Agreement.
         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.
                                  NEXTEL COMMUNICATIONS, INC.




                                  By:


                                  QUESTAR CORPORATION




                                  By:


                                  ADVANCED MOBILECOMM, INC.




                                  By:



                                  _____________________________
                                  Robert C. Mearns



                                  _____________________________
                                  Francis G. Fuson